Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

OF

REEDS JEWELERS, INC.

NOT OWNED BY SPARKLE, LLC OR ITS SUBSIDIARIES

AT

$1.85 NET PER SHARE

BY

SPARKLE, LLC

Sparkle, LLC, a North Carolina limited liability company (“Sparkle”), hereby offers to purchase all of the outstanding shares of common stock, par value $.10 per share (the “Shares”) of Reeds Jewelers, Inc., a North Carolina corporation (“Reeds”), not owned by Sparkle or its subsidiaries, at $1.85 per Share, net to the selling shareholder in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MARCH 1, 2004, UNLESS EXTENDED BY SPARKLE, LLC.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES (THE “TENDERED SHARES”) WHICH, EXCLUDING THE SHARES BENEFICIALLY OWNED BY SPARKLE AND CERTAIN OTHER PERSONS AS SET FORTH IN THE “INTRODUCTION—MINIMUM TENDER CONDITION,” (THE “SPARKLE SHARES”), WILL CONSTITUTE, ON THE DATE THE TENDERED SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, AT LEAST A MAJORITY OF THOSE OUTSTANDING SHARES WHICH ARE NOT SPARKLE SHARES, AND WHICH WILL RESULT IN SPARKLE OWNING MORE THAN 90% OF THE ISSUED AND OUTSTANDING SHARES AS OF THE DATE THE TENDERED SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THE TENDER OFFER—SECTION 10 (“CERTAIN CONDITIONS OF THE OFFER”).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Shareholders desiring to tender all or any portion of their Shares should do one of the following, as applicable: (1) complete and sign the enclosed Letter of Transmittal and enclose all of the documents required by the Letter of Transmittal and its instructions, including their Share certificates and any required signature guarantees, and mail or deliver them to the Depositary at the address listed on the back cover of this document; (2) follow the procedure for book-entry transfer of Shares set forth in The Tender Offer—Section 3 (“Procedures for Tendering Shares”); or (3) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction for them. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender those Shares.

A shareholder who desires to tender its Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in The Tender Offer—Section 3 (“Procedures for Tendering Shares”).

Sparkle has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Shares. You should rely only on the information contained in this document or to which Sparkle has referred you. Sparkle has not authorized anyone to provide you with information or to make any representation in connection with this Offer to Purchase other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by Sparkle.

This Offer to Purchase does not constitute an offer to exchange or sell or a solicitation of an offer to exchange or buy, any securities other than the Shares by Sparkle or its subsidiary. The Offer is being made to all holders of Shares. Sparkle is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If Sparkle becomes aware of any state where the making of the Offer is prohibited, Sparkle will make a good faith effort to comply with any such statute. If, after such good faith effort, Sparkle cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below and on the back cover of this Offer. Requests for additional copies of this Offer may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

THE INFORMATION AGENT FOR THIS OFFER IS:

THE ALTMAN GROUP, INC.

1275 VALLEY BROOK AVENUE

LYNDHURST, NEW JERSEY 07071

BANKS AND BROKERS CALL:

(201) 460-1200

ALL OTHERS CALL TOLL FREE:

(800) 249-7123

FACSIMILE: (201) 460-0050

THE EXECUTIVE OFFICE OF SPARKLE IS:

SPARKLE, LLC

111 PRINCESS STREET

WILMINGTON, NORTH CAROLINA 28401

(910) 763-4669 EXT. 203

THE DATE OF THIS OFFER TO PURCHASE IS

JANUARY 29, 2004

SUMMARY TERM SHEET

This summary highlights important and material information contained in this Offer, but is intended to be an overview only. To fully understand the Offer and for a more complete description of the terms of the Offer, you should read carefully this entire Offer, the schedules to this Offer, the documents incorporated by reference or otherwise referred to herein and in the Letter of Transmittal. Section and heading references are included to direct you to a more complete description of the topics contained in this summary.

•	Sparkle was formed by members of the Zimmer family, the family which founded Reeds, for purposes of making the Offer and taking Reeds private or removing the Shares from the public trading markets. Sparkle is proposing to acquire all of the Shares not owned by Sparkle or its subsidiaries at a price of $1.85 net per Share, subject to the terms and conditions set forth in this Offer. See Questions and Answers About the Tender Offer and The Tender Offer—Section 1 (“Terms of the Offer”) for a description of the terms of the Offer.

•	Sparkle currently owns approximately 7,414,234 or 87.5% of the outstanding Shares. On a fully diluted basis (calculated on the assumption that only those options for Shares with an exercise price of $1.85 or less would be exercised), Sparkle owns approximately 87.2% of the Shares. Sparkle beneficially owns approximately 87.5% of the Shares using the calculation method required by Section 13(d) of the Securities Exchange Act of 1934, as amended, as disclosed in Sparkle’s Schedule 13D on file with the SEC.

•	The Offer is conditioned on, among other things, the valid and unwithdrawn tender of at least a majority of the Shares other than the Sparkle Shares (the “Minimum Tender Condition”), which, when accepted for payment by Sparkle, will result in Sparkle owning more than 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer. In order to fulfill the Minimum Tender Condition, Sparkle must acquire at least 527,938 Shares in the Offer excluding the Sparkle Shares. The Minimum Tender Condition is not waivable. See The Tender Offer—Section 10 (“Certain Conditions of the Offer”) for a description of certain other conditions to the Offer.

•	If the Offer is completed, but less than all of the outstanding Shares (including Shares covered by stock options with an exercise price of $1.85 or less) are tendered, Sparkle will effect a merger (the “Merger”) between Reeds and a wholly-owned subsidiary of Sparkle under the “short form” merger provisions of the North Carolina Business Corporation Act (the “NC Business Act”).

•	Under Section 55-11-04 of the NC Business Act, Sparkle may effect a “short form” merger without the affirmative vote of the board of directors or shareholders of Reeds if Sparkle, or its wholly-owned subsidiary with which Reeds would merge, owns at least 90% of the outstanding Shares. Nonetheless, a copy of the plan of merger regarding the Merger must be mailed by Sparkle or its affiliate to each Reeds’ shareholder who does not waive the mailing requirement prescribed by Section 55-11-04(c) of the NC Business Act.

•	This is a “going private” transaction. As a result of the Offer and, if necessary, the Merger:

•	Sparkle would own directly all of the equity interests in Reeds;

•	Reeds’ current shareholders would no longer have any interest in Reeds’ future earnings or growth except for those current Reeds’ shareholders that are members of Sparkle who would thus maintain an indirect interest in Reeds’ future earnings and growth;

•	Reeds would no longer be a public company, and its financial statements and periodic reports would no longer be publicly available; and

•	The Shares would no longer trade on the American Stock Exchange.

See Special Factors—Section 4 (“Certain Effects of the Offer and Merger”) for more information on the effects of the Offer and Merger.

•	The Offer has been commenced without obtaining the prior approval of Reeds’ board of directors or shareholders, and neither of such approvals is required for the commencement and consummation of the Offer. See Special Factors—Section 3 (“Purpose of the Offer; The Plan of Sparkle and the Affiliates for Reeds; Consideration of Alternatives”). The independent members of the Reeds’ board of directors are required to advise Reeds’ shareholders of its position on the Offer within ten (10) business days of the date of this Offer to Purchase. It is the understanding of Sparkle at this time that the independent members of the Reeds’ board of directors will make no recommendation for or against the Offer. Sparkle is not aware of the appointment or retention by the independent members of Reeds’ board of directors of an unaffiliated representative to act solely on behalf of those Reeds’ shareholders unaffiliated with Sparkle and its members for purposes of negotiating the Offer and/or Merger or preparing a request concerning the fairness of the Offer and Merger.

•	Shareholders who tender their Shares in the Offer will, if the Offer is completed, receive cash for their Shares sooner than shareholders who wait for the Merger, if any, but shareholders who tender will not be entitled to a judicial proceeding to determine the fair value of their Shares under North Carolina law as will be available to those shareholders who dissent to the Merger. Should the Offer be completed, any shareholders who do not tender their Shares may exercise their dissenters’ rights in accordance with Article 13 of the NC Business Act following notice of the Merger. See The Tender Offer—Section 8 (“Merger and Dissenters’ Rights; ‘Going Private’ Rules”) and Schedule D for more information on dissenters’ rights.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

•	WHO IS OFFERING TO BUY MY SECURITIES?

Sparkle is offering to buy your securities as described in this document. See “Who is Sparkle?” below and The Tender Offer—Section 7 (“Certain Information Concerning Sparkle”) for further information about Sparkle.

•	WHO IS SPARKLE?

Sparkle is a North Carolina limited liability company formed by members of the Zimmer family, the family which founded Reeds, for purposes of making the Offer and taking Reeds private or removing the Shares from the public trading markets. Its members are Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, Arlene Z. Schreiber, Dr. Andrew Michael Schreiber, Bradley Trent Zimmer, Landon Garrett Zimmer, Mark Harrison Schreiber, the Estate of William R. Zimmer, Brittney Hanna Zimmer UTMA, Genna Ansley Zimmer UTMA, Lindsey Anne Zimmer UTMA, Emily Claire Zimmer UTMA, Rebecca Ashley Zimmer UTMA, Lowell Andrew Zimmer UTMA, the Alan M. Zimmer Family Foundation, and Zimco, a North Carolina general partnership, of which Herbert J. Zimmer, Alan M. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber are equal members. Each of the members of Sparkle contributed (or such member’s representative contributed on the member’s behalf) his or her Shares for a proportional membership interest in Sparkle. Sparkle is making the Offer to purchase all of the Shares not currently owned by Sparkle or its subsidiaries for $1.85 per Share, net to the selling shareholder in cash, upon the terms and subject to the conditions set forth in this Offer. See Special Factors—Section 1 (“Background of Sparkle’s Investment in Reeds”).

•	WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

Sparkle is offering to buy all of the Shares not currently owned by Sparkle or its subsidiaries. For information about the terms of the Offer, see The Tender Offer—Section 1 (“Terms of the Offer”). The Shares are the only outstanding security that has been issued by Reeds.

•	HOW MUCH IS SPARKLE OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

Sparkle is offering to pay $1.85 per Share, net to the selling shareholder in cash, for each outstanding Share, subject to the terms herein. See The Tender Offer—Section 1 (“Terms of the Offer”) for information about the terms of the Offer. The estimated total amount of funds necessary to fully consummate the Offer (assuming the exercise of all options with an exercise price of $1.85 or less) is $1,973,655.30

•	DOES SPARKLE HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. The Offer is not conditioned on Sparkle or its members or affiliates obtaining any financing; nonetheless, Sparkle is funding the purchase of the Shares through financing obtained by its wholly-owned subsidiary, Sparkle Acquisition, Inc., secured by Shares owned by Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber, and guaranteed jointly and severally by each as well. The loan is also secured by a negative pledge of certain publicly traded securities held by 111 Princess Street Associates Limited Partnership, a Georgia limited partnership affiliated with Messrs. Zimmer, Zimmer, Zimmer, and Ms. Schreiber, and is also guaranteed by 111 Princess Street Associates Limited Partnership. See The Tender Offer—Section 9 (“Source and Amount of Funds”) for more information about how Sparkle will pay for the Shares tendered in the Offer or, if necessary, acquired pursuant to the Merger.

•	WHY IS SPARKLE MAKING THIS OFFER?

In recent years, Reeds has experienced steadily declining earnings due in large part to narrowing profit margins on sales of Reeds’ inventory and increasing costs to operate Reeds’ stores. The management of Reeds has found it difficult to successfully address such financial challenges in the public company setting. For the reasons that follow, Sparkle and those persons having beneficial ownership of its membership interests (Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, Arlene Z.Schreiber, Dr. Andrew Michael Schreiber, Bradley Trent Zimmer, Landon Garret Zimmer, Rose W. Zimmer, and Mark Harrison Schreiber, collectively, the “Affiliates”) believe that it is best for Reeds to operate as a privately held entity. Without the constraint of the public market’s emphasis on quarterly earnings, especially quarterly earnings growth, and its reaction to public events, the management of Reeds will have greater operating flexibility to focus on enhancing Reeds’ long-term value. In addition, operating as a privately held entity will enable Reeds to reduce certain costs related to being a public company, including among others, legal compliance costs, the costs of certain accounting and auditing activities, the costs of investor relations activities, and other costs and time-consuming activities that are inherent to the operations of a public company. See Special Factors—Sections 2 (“Background of the Offer”) and 3 (“Purpose of the Offer; The Plans of Sparkle and the Affiliates for Reeds; Consideration of Alternatives”) for more information about Sparkle.

•	WHAT ARE SPARKLE’S PLANS WITH RESPECT TO REEDS’ EMPLOYEES?

Sparkle and the Affiliates believe that Reeds’ key employees are important to the success of Reeds’ business and operations and does not anticipate the Offer and, if necessary, the Merger would be disruptive to Reeds’ current ongoing operations or would result in the need to terminate any of Reeds’ employees.

•	HAS THIS OFFER BEEN APPROVED BY THE INDEPENDENT MEMBERS OF REEDS’ BOARD OF DIRECTORS, OR REEDS’ SHAREHOLDERS UNAFFILIATED WITH SPARKLE OR ITS MEMBERS?

This Offer is made without obtaining the prior approval of the independent members of Reeds’ board of directors or those Reeds’ shareholders unaffiliated with Sparkle and its members and is not conditioned on the receipt of approval from the independent members of Reeds’ board of directors or those Reeds’ shareholders unaffiliated with Sparkle and its members. The Offer has been presented to the independent members of the Reeds’ board of directors. The independent members of Reeds’ board of directors are required to advise Reeds’ shareholders of its position concerning the Offer within ten (10) business days of the date of this Offer to Purchase. However, the approval of the independent members of Reeds’ board of directors is not required for shareholders to tender their Shares or for Sparkle to consummate the Offer. It is the current understanding of Sparkle that the independent members of Reeds’ board of directors will not make a recommendation for or against the Offer. See Special Factors—Section 8 (“Other Reeds Information”).

v

•	WHY ISN’T SPARKLE SEEKING APPROVAL OF ITS OFFER FROM THE INDEPENDENT MEMBERS OF REEDS’ BOARD OF DIRECTORS OR THOSE REEDS’ SHAREHOLDERS UNAFFILIATED WITH SPARKLE AND ITS MEMBERS?

Sparkle and the Affiliates believe that making a tender offer directly to Reeds’ shareholders will be significantly faster than making a proposal for consideration by the independent members of Reeds’ board of directors (and/or those Reeds’ shareholders unaffiliated with Sparkle and its members) and negotiating a merger agreement with such directors (and/or such shareholders). An expedited process will result in more prompt payment of the purchase price to Reeds’ shareholders and a more immediate benefit for Reeds’ business, its customers and employees. Moreover, in a tender offer, each Reeds’ shareholder will be able to individually determine whether to accept the price offered in the tender offer or, alternatively, not to tender its Shares. Furthermore, the Offer will not close if the Minimum Tender Condition is not fulfilled. If the Offer is completed for less than all of the outstanding Shares (including Shares covered by stock options) and Sparkle thus effects the Merger between Reeds and a wholly-owned subsidiary of Sparkle, a Reeds’ shareholder that decided not to tender its Shares in the Offer, may exercise its dissenter’s rights to the consideration ($1.85 per Share) paid for its Shares in the Merger. See The Tender Offer – Section 8 (“Merger and Dissenters’ Rights; ‘Going Private’ Rules”).

•	HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING PERIOD?

You may tender your Shares until 5:00 p.m. New York City time, on Monday, March 1, 2004, which is the scheduled expiration date of the initial offering period, unless Sparkle decides to extend the offering period or provide a subsequent offering period. See The Tender Offer—Section 3 (“Procedures for Tendering Shares”) for information about tendering your Shares.

•	CAN THE OFFER BE EXTENDED, AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

Yes, Sparkle may elect to extend the Offer. It can do so by issuing a press release no later than 9:00 a.m., New York City time, on the business day following the scheduled expiration date of the Offer, stating the extended expiration date and the approximate number of Shares tendered to date. See The Tender Offer—Section 1 (“Terms of the Offer”) for information about extension of the expiration date of the Offer.

•	WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

Following the satisfaction or waiver of all the waivable conditions to the Offer and the acceptance of and payment for all the Tendered Shares during the initial offering period, Sparkle may elect to provide a subsequent offering period of at least three (3) business days, during which time shareholders whose Tendered Shares have not previously been accepted for payment may tender, but not withdraw, their Tendered Shares and receive the Offer consideration. Sparkle is not allowed under the federal securities laws to provide a subsequent offering period of more than twenty (20) business days. See The Tender Offer—Sections 1 (“Terms of the Offer”) and 4 (“Rights of Withdrawal”) for more information concerning any subsequent offering period.

•	WHAT ARE THE CONDITIONS OF THE OFFER?

The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition, which requires there being validly tendered and not withdrawn a majority of the issued and outstanding Shares excluding the Sparkle Shares, and which will result in Sparkle owning, directly and indirectly, more than 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer. The Minimum Tender Condition cannot be waived. In order to fulfill the Minimum Tender Offer Condition, Sparkle must acquire at least 527,938 Shares in the Offering excluding the Sparkle Shares. For a complete description of all of the conditions to which the Offer is subject, see The Tender Offer—Section 10 (“Certain Conditions of the Offer”).

•	HOW DO I TENDER MY SHARES?

If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates and any required signature guarantees, and send them to the Depositary at the address listed on the back cover of this document. You may also tender your Shares by following the procedures for book-entry transfer of Shares, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your broker holds your Shares for you in “street name,” you must instruct your broker to tender your Shares on your behalf. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. In any case, the Depositary must receive all required documents prior to the expiration date of the Offer which is 5:00 p.m., New York City time, on Monday, March 1, 2004, unless extended. See The Tender Offer—Section 3 (“Procedures for Tendering Shares”) for more information on the procedures for tendering your Shares.

•	UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

The tender of your Shares may be withdrawn at any time prior to the expiration date of the Offer. There will be no withdrawal rights during any subsequent offering period. See The Tender Offer—Section 4 (“Rights of Withdrawal”) for more information.

•	HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

You (or your broker if your Shares are held in “street name”) must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the shareholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, see The Tender Offer—Section 4 (“Rights of Withdrawal”).

•	IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

If you do not tender your Shares, the Offer might not be consummated because Sparkle may not be able to satisfy the Minimum Tender Condition. If the Minimum Tender Condition is not satisfied, Sparkle will not acquire any Shares through this Offer. If the Offer is not consummated, you will remain a shareholder of Reeds. If you do not tender your Shares and Sparkle consummates the Offer, but does not acquire all of the Shares, Sparkle will effect the Merger without the vote or approval of Reeds’ board of directors or shareholders, and your Shares will be subject to the Merger. See “If Sparkle Consummates the Tender Offer, What Are Its Plans With Respect to the Shares that Are Not Tendered in the Offer?” which immediately follows.

•	IF SPARKLE CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

If Sparkle consummates the Offer with less than all of the Shares not owned by Sparkle or its subsidiaries being tendered, Sparkle will effect the Merger between Reeds and a wholly-owned subsidiary of Sparkle. As a result of the Merger, any remaining shareholders of Reeds will receive an amount of cash per Share equal to the $1.85 offered in this Offer, subject to any shareholder’s right to demand an appraisal of the fair value of its Shares pursuant to North Carolina law. See Special Factors—Section 3 (“Purpose of the Offer, The Plans of Sparkle and the Affiliates for Reeds; Consideration of Alternatives”), and The Tender Offer—Section 8 (“Merger and Dissenters’ Rights; ‘Going Private’ Rules”).

•	WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On December 1, 2003, the last full trading day prior to the public announcement of the Offer, the reported closing price on the American Stock Exchange was $1.11 per Share. For the ninety (90), twenty (20) and five (5) trading days ending on December 1, 2003, the average closing prices were $1.10, $1.11 and $1.10 per Share, respectively. The $1.85 per Share price in the Offer represents, approximately, a 67% premium over the December 1, 2003 closing price and premiums of 68%, 67% and 68% over the average trading price for the 90, 20 and 5 trading day periods ending on December 1, 2003, respectively. You should obtain a recent market quotation for the Shares in deciding whether to tender your Shares. See The Tender Offer—Section 5 (“Price Range of Shares; Dividends”) for recent high and low sales prices for the Shares.

•	WHO PAYS THE FEES AND EXPENSES OF SPARKLE RELATING TO THE OFFER AND MERGER?

Sparkle is responsible for its own fees and expenses related to the Offer and Merger. See The Tender Offer – Section 13 (“Fees and Expenses”).

•	WILL I HAVE TO PAY INCOME TAXES IF I SELL MY SHARES IN THE OFFER OR MERGER?

Yes. The receipt of cash for your Shares will be a taxable transaction for United States federal income tax purposes, and most likely for state and foreign income tax purposes as well. The receipt of cash in the Merger, in which all of the Shares not purchased in the Offer will be converted into the right to receive the same consideration as paid in the Offer, will also be a taxable transaction. We encourage you to consult with your own tax advisor about the particular effect your transfer of Shares pursuant to the Offer or Merger will have on you. See Special Factors – Section 4 (“Certain Effects of the Offer and Merger”).

•	WILL I BE CHARGED ANY TRANSFER TAXES, FEES OR BROKERS COMMISSIONS IF I TENDER MY SHARES?

Generally, no. Sparkle will pay all stock transfer taxes payable on the transfer of Shares pursuant to the Offer. However, if Sparkle makes payment of the purchase price to any person other than the registered holder or, if any tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, then Sparkle will deduct from the cash offer price the amount of any stock transfer taxes payable on account of the transfer, unless Sparkle receives satisfactory evidence that such taxes have been paid or there is an adequate exemption. If you are the record owner of your Shares and you tender your Shares to Sparkle, you will not have to pay any brokerage fees or commissions. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, then your broker or nominee may charge you a fee or commission for making the tender. You should contact your broker or nominee to determine whether you will be charged a fee. See The Tender Offer – Section 2 (“Acceptance for Payment and Payment for Shares”).

•	WHAT WILL HAPPEN TO MY STOCK OPTIONS?

Sparkle is offering to pay $1.85 per Share, net to the selling shareholder, in cash, subject to the terms herein, for each outstanding Share including those Shares which become outstanding through the exercise of any stock options prior to the expiration date of the initial offering period, or any extension thereof. If you do not exercise your stock options, they will be cancelled at the effective time of the Merger; provided, however, that the Merger will only take place if the Offer is consummated as provided herein (including the satisfaction of all conditions hereto, including but not limited to, the satisfaction of the Minimum Tender Condition) but for less than all of the outstanding Shares (including Shares covered by stock options with an exercise price of $1.85 or less). Pursuant to the terms of the Merger, each outstanding option to purchase shares of Reeds’ stock shall be converted into and become the right to receive $1.85 per Share, in cash, without interest, less the exercise price of such stock option. To the extent such exercise price is greater than $1.85 per Share, it is anticipated that such stock option shall be deemed cancelled as of the effective time of the Merger. See Special Factors – Section 4 (“Certain Effects of the Offer and Merger”)

•	WHO CAN I CONTACT IF I HAVE ADDITIONAL QUESTIONS ABOUT THE TENDER OFFER?

If you have questions or you need assistance, you should contact the Information Agent at the following address and telephone number:

THE ALTMAN GROUP, INC.

1275 VALLEY BROOK AVENUE

LYNDHURST, NEW JERSEY 07071

BANKS AND BROKERS CALL:

(201) 460-1200

ALL OTHERS CALL TOLL FREE:

(800) 249-7123

FACSIMILE: (201) 460-0050

TO THE HOLDERS OF SHARES OF COMMON STOCK

OF

REEDS JEWELERS, INC.

INTRODUCTION

Sparkle, LLC, a North Carolina limited liability company (“Sparkle”), hereby offers to purchase all of the outstanding shares of common stock, par value $.10 per share, of Reeds Jewelers, Inc. (the “Shares”), a North Carolina corporation (“Reeds”) not owned by Sparkle or its subsidiaries, at $1.85 per Share, net to the selling shareholder in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). Tendering shareholders who are record owners of their Shares will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Sparkle pursuant to the Offer. See The Tender Offer – Section 2 (“Acceptance for Payment and Payment for Shares”). Sparkle will pay all charges and expenses of Capitalink, L.C., its financial advisor (“Capitalink”), Continental Stock Transfer & Trust Company (the “Depositary”) and The Altman Group, Inc. (the “Information Agent”). See The Tender Offer – Section 13 (“Fees and Expenses”).

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES (THE “TENDERED SHARES”) WHICH, EXCLUDING THE SHARES BENEFICIALLY OWNED BY SPARKLE AND CERTAIN OTHER PERSONS AS SET FORTH IN “INTRODUCTION—MINIMUM TENDER CONDITION” (THE “SPARKLE SHARES”), WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OTHER THAN THE SPARKLE SHARES AS OF THE DATE THE TENDERED SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, AND WHICH WILL RESULT IN SPARKLE OWNING MORE THAN 90% OF THE ISSUED AND OUTSTANDING SHARES AS OF THE DATE THE TENDERED SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THE TENDER OFFER—SECTION 10 (“CERTAIN CONDITIONS OF THE OFFER”).

THIS OFFER CONTAINS IMPORTANT INFORMATION AND SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Purpose Of The Offer; The Merger

The purpose of the Offer is to take Reeds private or remove the Shares from the public trading markets. Sparkle hopes to acquire for cash as many outstanding Shares as are necessary to acquire at least a majority of the outstanding Shares other than the Sparkle Shares and which will result in Sparkle acquiring more than 90% of the issued and outstanding Shares as of the date the Tendered Shares are accepted for payment pursuant to the Offer (the “Minimum Tender Condition”). At the same time, Sparkle through the Offer will provide Reeds’ shareholders with value and liquidity for their Shares prior to Reeds becoming a private company. Sparkle and those persons having beneficial ownership of its membership interests (Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, Arlene Z.Schreiber, Dr. Andrew Michael Schreiber, Bradley Trent Zimmer, Rose W. Zimmer, Landon Garrett Zimmer, and Mark Harrison Schreiber, collectively, the “Affiliates”) believe that it is in the best interest of Reeds and its shareholders, other than the Excluded Shareholders (defined below), to terminate Reeds’ status as a publicly traded company. As a result of Reeds’ steadily declining stock price and economic performance in recent years, Reeds has been unable to fully participate in many of the benefits of being a publicly traded company while incurring all of the costs of maintaining a public company status. By becoming a private company, Reeds will eliminate the substantial time and costs, both general and administrative, attendant to maintaining its status as a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition to expending substantial management time that could otherwise be devoted to improving Reeds’ operations, Sparkle estimates that Reeds’ total out-of-pocket expenses associated with maintaining its public status are approximately $300,000 per year.

After consummation of the Offer, if for less than all of the outstanding Shares (including Shares covered by options with an exercise price of $1.85 or less), Sparkle will effect a merger between Reeds and a wholly-owned subsidiary of Sparkle pursuant to the “short form” merger provisions of Section 55-11-04 of the North Carolina

Business Corporation Act (“NC Business Act”) without prior notice to, or any action by, any other shareholder or the board of directors of Reeds (the “Merger”). This Merger will result in each then outstanding Share (other than Sparkle Shares, or Shares, if any, held by shareholders who are entitled to and who properly exercise their dissenters’ rights under the NC Business Act) being converted into the right to receive the same amount of cash consideration as that paid for each Share in the Offer. See The Tender Offer—Section 8 (“Merger and Dissenters’ Rights; ‘Going Private’ Rules”).

Minimum Tender Condition

The Offer is conditioned on, among other things, the Minimum Tender Condition being satisfied, meaning that shareholders of Reeds other than (a) Sparkle, its members and subsidiaries, (b) the officers and directors of Sparkle,(c) the officers and nonindependent directors of Reeds, and (d) the affiliates of the same (collectively, the “Excluded Shareholders”) have validly tendered and not withdrawn a majority of the outstanding Shares owned by them as of the date the Shares are accepted for payment pursuant to the Offer, and which will result in Sparkle having acquired at least 90% of the issued and outstanding Shares as of the date the Tendered Shares are accepted for payment pursuant to the Offer. See The Tender Offer—Section 10 (“Certain Conditions of the Offer”). For purposes of the Minimum Tender Condition, the officers of Sparkle and Reeds are those management personnel qualifying as “officers” of Sparkle and Reeds, as applicable, within the meaning of Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

According to Reeds Quarterly Report on Form 10-Q for the quarter ended November 30, 2003 (the “Form 10-Q”), filed on January 14, 2004 with the Securities and Exchange Commission (the “SEC” or “Commission”), as of January 14, 2004, there were 8,476,372 Shares issued and outstanding. As of the date hereof, there were 242,854 options outstanding that were exercisable within 60 days, 19,000 of such options being exercisable by members of Sparkle. Of the 242,854 options outstanding, 31,000 of such options have an exercise price of less than $1.85 or are in the money, with 9,000 of such options being held by members of Sparkle and 22,000 of such options being held by independent directors and executive officers of Reeds.

Based on the foregoing, Sparkle and the Affiliates believe there are approximately 1,039,876 Shares outstanding and up to 1,055,876 Shares outstanding on a fully diluted basis (treating as outstanding those options with an exercise price $1.85 or less), excluding Shares issued or issuable to the Excluded Shareholders. Accordingly, Sparkle and the Affiliates believe that the Minimum Tender Condition would be satisfied if at least 527,938 Shares are validly tendered prior to the Expiration Date (as defined in The Tender Offer – Section 1 (“Terms of the Offer”).

SPECIAL FACTORS

1. BACKGROUND OF SPARKLE’S INVESTMENT IN REEDS

Sparkle is a manager-managed limited liability company organized pursuant to North Carolina law by its initial members, Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, Arlene Z. Schreiber, Dr. Andrew Michael Schreiber, Bradley Trent Zimmer, Landon Garrett Zimmer, Mark Harrison Schreiber, the Estate of William R. Zimmer, Brittney Hanna Zimmer UTMA, Genna Ansley Zimmer UTMA, Lindsey Anne Zimmer UTMA, Emily Claire Zimmer UTMA, Rebecca Ashley Zimmer UTMA, Lowell Andrew Zimmer UTMA, the Alan M. Zimmer Family Foundation, and Zimco, a North Carolina general partnership, of which Herbert J. Zimmer, Alan M. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber are equal members, all of whom are members or affiliates of members of the Zimmer family, the family which founded Reeds. Sparkle was formed to consummate the Offer and Merger. Sparkle’s headquarters is located at 111 Princess Street, Wilmington, North Carolina 28401. Each of its members contributed his or her Shares in Reeds to Sparkle in exchange for a proportional ownership interest in Sparkle. As of the date of this Offer, Sparkle beneficially owns 87.5% of the Shares. The ownership of shares by each individual member of Sparkle prior to the contribution of his or her Shares to Sparkle is set forth on Schedule B hereto.

Sparkle is organized and governed pursuant to an operating agreement executed by each of its members (the “Operating Agreement”). The Operating Agreement provides, among other things, that the directors of Sparkle (the “Directors”) shall have exclusive management and control of the affairs of Sparkle. The current Directors are Alan M. Zimmer, Herbert J. Zimmer, Arlene Z. Schreiber and Jeffrey L. Zimmer. The Directors are appointed and may be removed by the affirmative vote of those members of Sparkle holding at least a majority of its membership interests. Any action of Sparkle that requires approval of its members is so approved by the affirmative vote of those members of Sparkle holding a majority of its membership interests.

The Directors may elect one or more officers (the “Officers”) who may but need not be members of Sparkle or Directors, with such titles and duties as set forth in the Operating Agreement. The Officers shall conduct the affairs and business of Sparkle under the direction of the Directors. No Officers have been appointed as of the date of this Offer to Purchase.

Membership interests in Sparkle are subject to general transfer restrictions under federal and state securities laws and the terms of the Operating Agreement. The Operating Agreement provides that (i) a membership interest in Sparkle may not be transferred to a third-party without first being offered upon equal terms to Sparkle or its other members, and (ii) in the event of an involuntary transfer of a membership interest in Sparkle, or the death or bankruptcy of a member of Sparkle, then Sparkle and the other members have an option to purchase the membership interests owned by such transferring member at a price equal to the fair market value of the membership interest as defined in the Operating Agreement.

The Offer has been approved unanimously by the members of Sparkle. In addition, the members of Sparkle have agreed that in the event that all of the outstanding Shares are not acquired by Sparkle in connection with the Offer, then Sparkle will effect the Merger, the consummation of which will result in Sparkle being the sole shareholder of Reeds.

2. BACKGROUND OF THE OFFER

Reeds was formed in 1984 as a North Carolina corporation and completed its initial public offering in 1986 with a market capitalization of $34,625,000.00. It currently operates 90 retail jewelry stores in regional malls located principally in the Southeast and Midwest sections of the United States.

In recent years, Reeds has experienced steadily declining earnings due primarily to narrowing profit margins on sales of Reeds’ inventory and increasing costs to operate Reeds’ stores. During that same period the price of, and amount of trading in, its Shares has also steadily declined. As a result of and due to the added cost and management time associated with being a public company, in recent years, management of Reeds had begun questionning the value of remaining a public company.

In an effort to meet Reeds’ financial challenges, in May 2001, its board of directors and management initiated plans for restructuring Reeds that involved: (i) closing a number of stores that were unprofitable and had a negative cash flow; (ii) reducing personnel costs; and (iii) restructuring the balance sheet. During that same fiscal year ended February 28, 2002, and the following fiscal quarter ended May 31, 2002, Reeds closed 26 under-performing stores, terminated approximately 20% of its corporate office staff, charged off the goodwill on its books due to the closing of a significant number of stores associated with the goodwill and the decrease in expected future cash flows from the remaining stores, allocated reserves for excess inventory from the Reeds’ store closings, and dissolved its former CEBA bank subsidiary, First Retail Bank, N.A. in Flowery Branch, Georgia, after selling the bank subsidiary’s accounts receivable portfolio.

At times over the years, management would meet with representatives of various investment banking firms and financing sources that approached Reeds to determine whether viable alternatives existed for Reeds to improve its financial condition. In early 2003, one such firm, Resilience Capital Partners LLC, a merchant banking firm headquartered in Cleveland, Ohio, known for specializing in companies with annual revenues of $50 million to $150 million (“RCP”), approached Reeds and met with its management on April 30, 2003 to discuss strategic alternatives available to Reeds. At such meeting, attended by Alan M. Zimmer, Reeds’ President and Chief Executive Officer, Allan E. Metzner, Reeds’ Chief Operating Officer, and James R. Rouse (“Jim Rouse”), Reeds’ Treasurer and Chief Financial Officer, and representatives of RCP, the following four alternatives were discussed: (i) refinance Reeds’ senior debt; (ii) raise junior capital; (iii) sell Reeds; or (iv) terminate Reeds’ status as a publicly held company.

During the April 30, 2003 meeting, Messrs. Zimmer, Metzner, and Rouse asked questions of representatives of RCP regarding these alternatives, including but not limited to the various means for terminating the status of Reeds as a publicly held company. Over the next several days, Messrs. Zimmer, Metzner, and Rouse concluded that none of the alternatives suggested by RCP were appropriate courses of action for Reeds at that time.

In a meeting of the board of directors of Reeds on August 8, 2003, Anne Johnson, Reeds’ Corporate Controller, presented an overview of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). In particular, she noted Title 3 of Sarbanes-Oxley regarding corporate responsibility, Title 4 of Sarbanes-Oxley regarding enhanced financial disclosure, and Title 10 of Sarbanes-Oxley regarding corporate tax returns. Ms. Johnson also gave an overview of those proposed rule changes of the American Stock Exchange (approved by the Commission on December 1, 2003) which would affect Reeds. In the same meeting, Bob Thorburn of Ernst & Young LLP, the independent auditors for Reeds, noted that Reeds should expect increased audit costs as a result of the implementation of Sarbanes-Oxley, and that it was becoming more expensive for small corporations such as Reeds to remain publicly held and traded. As a result of this meeting, management of Reeds became more interested in exploring Reeds’ strategic alternatives. Because they felt any such transaction would have a substantial effect on the Zimmer family (as the majority shareholders of Reeds), Alan Zimmer and Herbert Zimmer engaged the law firm of Poyner & Spruill, LLP (“Poyner & Spruill”) to advise the Zimmer family regarding any such transaction.

On August 20, 2003, the following members of the board of directors of Reeds, Alan Zimmer, Herbert Zimmer, G. Waddy Garrett, Rick Sherman, and Ken Gassman, Messrs. Metzner and Rouse, and Poyner & Spruill held meetings in Wilmington, North Carolina with representatives of three different investment banks, Capitalink, BB&T Capital Markets, and Bengur Bryan & Co., Inc., to hear their recommendations for strategic alternatives for Reeds that would maximize the investment of Reeds’ shareholders. Six alternatives were suggested as possibilities:

•	Maintain the status quo;

•	Sell Reeds;

•	Merge Reeds with another company in its industry;

•	Cause Reeds to make an issuer tender offer for Shares and deregister Reeds as a public company under the Exchange Act;

•	Maintain the status quo but de-register the Shares under the Exchange Act; or

•	Alan Zimmer and Herbert Zimmer and the remaining members of the Zimmer family make a tender offer to acquire the approximately 12.5% of Reeds’ Shares not owned by the Zimmer family and subsequently deregister Reeds as a public company under the Exchange Act.

The discussions also noted that the public markets had not shown much interest in the Shares over the past few years, that the Shares were very thinly traded and provided little, if any, liquidity for shareholders, and that it was unlikely that Reeds could raise additional capital by issuing additional Shares because of the Shares’ low trading price, low trading volume and lack of liquidity. There were also some concerns that the Shares could eventually be delisted involuntarily because of Reeds’ consistently decreasing market capitalization and stock price. Thus, while Reeds’ had expended substantial time and money to maintain its status quo as a public company, it had been unable to realize the principle benefits associated therewith.

The participants in the August 20, 2003 meeting also discussed the considerable compliance costs to Reeds as a publicly traded company. In addition to the substantial time expended by Reeds management on securities law compliance, the legal, auditing, accounting, and other expenses involved in the preparation, filing, and dissemination of annual and other periodic reports had always been considerable and were to increase considerably with the implementation of additional measures promulgated in accordance with Sarbanes-Oxley. Alan Zimmer and Herbert Zimmer also expressed their belief that the required disclosures under the Exchange Act gave Reeds’ competitors certain information and insights about Reeds that helped such competitors in competing with Reeds.

The participants in the August 20, 2003 meeting concluded that none of the first five alternatives seemed feasible. Maintaining the status quo was simply delaying the formulation of a solution to Reeds’ strategic and financial challenges. Selling Reeds to a third party or negotiating its merger with another member of its industry during a down economic cycle and while Reeds was still attempting to restructure itself, did not seem to be a viable solution. In addition, maintaining the status quo but deregistering the Shares under the Exchange Act did not seem appropriate because the liquidity of the Shares would be dramatically lessened by such action without providing Reeds’ current shareholders any notice or opportunity to sell their Shares. Finally, soliciting the board of directors of Reeds to cause Reeds to effect an issuer tender offer seemed problematic. Among other things, the final ownership group of Reeds would have to be determined and negotiated. In addition, an issuer tender offer would seemingly take longer, and be more bureaucratic and more disruptive to Reeds’ day-to-day operations than a third party tender offer. Most importantly, Reeds at that time could not afford the debt that would be needed to purchase the outstanding Shares not held by Sparkle or its subsidiaries.

Following the meeting of August 20, 2003, Alan Zimmer, Herbert Zimmer, and Poyner & Spruill engaged in several telephone conversations as to what action(s) should be undertaken, in particular, whether Alan Zimmer and Herbert Zimmer, their other two siblings, Jeffrey Zimmer and Arlene Schreiber, and other members of the Zimmer family, should explore taking Reeds private. On August 21, 2003, Alan and Herbert Zimmer discussed with Poyner & Spruill the possible methods for members of the Zimmer family to take the Reeds private. Discussions centered on the probable costs, procedures, and timing of the possible methods and the amount of outstanding Shares of Reeds currently held by Alan Zimmer, Herbert Zimmer and their siblings. Discussions also concerned the advantages and disadvantages of those methods, including costs, speed, disruption of the business, and fairness to the Reeds’ shareholders.

On September 10, 2003, Alan Zimmer and Herbert Zimmer discussed with Poyner & Spruill, in greater detail, the mechanics and likely timing involved in the tender offer/short form merger approach. Discussions also centered on the advantages of engaging an investment banker to render a valuation of the Shares of Reeds. During these discussions, the parties agreed that an investment bank should be engaged on behalf of the Zimmer family to determine the value of Reeds in order to evaluate whether to pursue any potential transaction.

At the direction of Alan Zimmer and Herbert Zimmer, over the next several days, Poyner & Spruill engaged in negotiations on behalf of the Zimmer family with certain investment banking firms. After several days of negotiations, Alan Zimmer and Herbert Zimmer concluded that Capitalink was the investment advisor that would be the most qualified to assist in any proposed transaction based on, among other things, Capitalink’s experience in going private transactions with companies the size of Reeds, Capitalink’s ability and commitment to give prompt, cost-effective advice and assistance, Capitalink’s experience and understanding of the rules, regulations, and process involved in the going-private process, and Capitalink’s commitment to consummate a transaction in an innovative, cost-effective, and timely manner. In addition, Capitalink was recommended by Reeds’ senior lender, Bank of America, N.A.

From October 14, 2003, through November 25, 2003, Capitalink gathered and reviewed due diligence materials concerning Reeds and formulated its analysis of Reeds’ valuation range. Over that same period of time, Alan Zimmer and Herbert Zimmer approached other members of the Zimmer family to determine their interest in participating in a transaction. Several conference calls took place during such period of time between Alan Zimmer and Jim Rouse with representatives of Capitalink. During that same period of time, Jeffrey L. Zimmer made preliminary inquiries with lenders concerning financing for the Offer and Merger, and on November 25, 2003, Herbert J. Zimmer, Alan M. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber entered into a commitment letter with RBC Centura Bank for funding the anticipated tender offer. On the morning of November 26, 2003, Capitalink presented to Alan and Herbert Zimmer, and Poyner & Spruill, its financial analysis that the indicated valuation range of Reeds was between $1.85 per Share and $2.05 per Share, and in the aggregate, between $1,927,169.00 and $2,135,511.60 for all of the Shares other than the Sparkle Shares. Upon the presentation of such indicated valuation ranges, Alan Zimmer and Herbert Zimmer scheduled a conference call with Capitalink and Poyner & Spruill to discuss the proposed tender offer/short form merger transaction among themselves and with other members of the Zimmer family.

That same morning after receiving Capitalink’s analysis, Alan Zimmer and Herbert Zimmer convened a conference call with Capitalink, Poyner & Spruill, Jeffrey L. Zimmer, Arlene Z. Schreiber, Rose W. Zimmer, Bradley T. Zimmer, Landon G. Zimmer, Andrew M. Schreiber, and Mark H. Schreiber to discuss the proposed tender offer/short form merger transaction. Discussions centered around the timing and pricing parameters involved in the proposed transaction, the anticipated structure of the transaction and the ownership group, and the conduct of the transaction. All of the participants in the conference call expressed a desire to move forward with the tender offer/short form merger and formation of the ownership group.

On the evening of December 1, 2003, the participating members of the Zimmer family filed a Schedule 13D under cover of Schedule TO regarding their intention as a group to pursue a tender offer/short form merger transaction to acquire the outstanding Shares. On December 2, 2003, the participating members of the Zimmer family issued two press releases announcing their intent to engage in a tender offer/short form merger to acquire the outstanding Shares for $1.85 per Share, and delivered copies of the same and the Schedule 13D under cover of Schedule TO to G. Waddy Garrett, a member of the board of directors of Reeds who is unaffiliated with Sparkle and chairman of Reeds’ Audit Committee.

Between December 2, 2003, and January 28, 2004, the Affiliates organized Sparkle and its wholly-owned subsidiary, Sparkle Acquisition, Inc., finalized the terms of the loan from RBC Centura Bank to Sparkle Acquisition, Inc. in contemplation of the Offer and Merger, retained The Altman Group, Inc. as Sparkle’s Information Agent, retained Continental Stock Transfer & Trust Company as the Depositary, and prepared the appropriate documents required by the Commission in order for Sparkle to make the Offer.

3. PURPOSE OF THE OFFER; THE PLANS OF SPARKLE AND THE AFFILIATES; CONSIDERATION OF ALTERNATIVES

In recent years, Reeds has experienced steadily declining earnings due in large part to narrowing profit margins on sales of Reeds’ inventory and increasing costs to operate Reeds’ stores. The management of Reeds has found it difficult to successfully address such financial challenges as a public company. Sparkle and the Affiliates believe that it is best for Reeds to operate as a privately held entity. Without the constraint of the public market’s emphasis on quarterly earnings, especially quarterly earnings growth, and the public market’s reaction to public events, the management of Reeds will have greater operating flexibility to focus on long-term strategies for overcoming Reeds’ current financial challenges and enhancing Reeds’ long-term value. Sparkle and the Affiliates also believe that an emphasis on Reeds’ long-term growth rather than short-term earnings could eventually result in greater business and capital markets opportunities than would be available to Reeds if it remained publicly held. As a public company, decisions that negatively affect earnings could significantly reduce Reeds’ per share price if analysts’ short-term earnings expectations are not met or exceeded. After taking Reeds private, the general level of confidence or pessimism in the public markets will no longer affect Reeds’ stock price.

Sparkle and the Affiliates believe that taking Reeds private will reduce certain costs to Reeds associated with its being a public entity, including legal costs, insurance costs, the costs of certain accounting and auditing activities, the costs of annual meetings, the costs of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent, and the cost of investor relations activities. Sparkle estimates that Reeds’ total out-of-pocket expenses associated with maintaining its public company status are approximately $300,000 per year. In addition, after going private, Reeds will be able to eliminate a good portion of the time devoted by its management and some of its other employees to matters that relate exclusively to Reeds being a publicly held company. Sparkle and the Affiliates believe that Reeds, as a private company, will be better able to focus its resources on Reeds’ ongoing business and operations than it would as a public company.

The purpose of the Offer is for Sparkle to acquire for cash as many Shares as necessary for Sparkle to own at least 7,979,434 of the issued and outstanding Shares (assuming the exercise of all outstanding options with an exercise price of $1.85 or less), thereby satisfying the Minimum Tender Condition. The acquisition of Shares not owned by Sparkle or its subsidiaries has been structured as a cash tender offer, and if the Offer were successful but less than all of the outstanding Shares not owned by Sparkle or its subsidiaries are tendered, the Offer will be followed by the Merger in order to effect a prompt and orderly transfer of ownership of Reeds from its public shareholders to Sparkle and provide Reeds’ shareholders with cash for all of their Shares as promptly as practicable.

To consummate the Merger, upon completion of the Offer, Sparkle intends to contribute the Sparkle Shares to a wholly owned subsidiary of Sparkle and to cause that subsidiary to effect the Merger with Reeds. Under the NC Business Act, once Sparkle’s wholly owned subsidiary owns at least 90% of the outstanding Shares, Sparkle could effect the Merger without a vote of Reeds’ shareholders or board of directors. Pursuant to the Merger, each then outstanding Share (other than Sparkle Shares or Shares, if any, that are held by shareholders who are entitled to and who properly exercise dissenters’ rights under North Carolina law), would be converted pursuant to the terms of the Merger to the right to receive the same amount of cash consideration paid for each share in the Offer.

Sparkle and the Affiliates decided to pursue the Offer at this time rather than earlier in Reeds’ history because of Reeds’ consistently decreasing stock price and trading volume, the continually increasing burden on Reeds’ management to manage Reeds’ securities law compliance, particularly in light of the implementation of Sarbanes-Oxley, and the need for Reeds’ management to pursue strategic alternatives for Reeds that may be better for Reeds on a long-term basis but which are difficult to pursue in a public company setting which favors short term gains and results. Considering Reeds’ current financial status and its need to implement a long-term strategy rather than a short-term market sensitive strategy, the fundamental changes in Reeds’ market, and the rising burdens of being a public company, participating members of the Zimmer family determined that this would be the appropriate time to initiate a going-private transaction for Reeds.

As described earlier, Alan M. Zimmer, Herbert Zimmer, Jeffrey Zimmer, and Arlene Schreiber considered alternative structures to effect the purchase of the Shares, including but not limited to, a reverse triangular merger and purchase of enough of the Shares in the open market to effect a short form merger pursuant to Section 55-11-04 of the NC Business Act. After consulting with legal counsel, considering the current ownership of the Shares by members of the Zimmer family, and reviewing recent going private transactions, Sparkle and its Affiliates believe that pursuing a third party cash tender offer for the Shares is the most expeditious and efficient course for taking Reeds private and providing cash value to Reeds’ shareholders. Moreover, in a tender offer, each Reeds’ shareholder will be able to determine individually whether to accept the price offered in the tender offer or alternatively not to tender its Shares. Finally, the Minimum Tender Condition protects the minority shareholders of Reeds, because the Offer will close only if a majority of the outstanding Shares other than Shares held by the Excluded Shareholders are acquired in the Offer. In addition, should the Offer close for less than all of the outstanding Shares (including Shares covered by stock options) and Sparkle then effects the Merger, a, Reeds’ shareholder that had decided not to tender its Shares may exercise its dissenter’s rights to the consideration of $1.85 per Share paid in connection with the Merger. See The Tender Offer – Section 8 (“Merger and Dissenters’ Rights; ‘Going Private’ Rules”).

Sparkle is not seeking the consent of the board of directors of Reeds or Reeds’ shareholders with respect to the acquisition of the outstanding Shares not owned by Sparkle. Sparkle is prepared, however, to meet with any committee of independent directors of Reeds to discuss the conduct of, and analyses underlying the decision of Sparkle to commence, this Offer in an effort to ensure a smooth, proper and successful Offer. It is the understanding of Sparkle and its Affiliates at this time that the independent members of Reeds’ board of directors will make no recommendations for or against the Offer. In addition, neither Sparkle nor its Affiliates is aware of the appointment or retention by the independent members of Reeds’ board of directors of an unaffiliated representative to act solely on behalf of those Reeds’ shareholders unaffiliated with Sparkle and its members for purposes of negotiating the Offer and/or Merger or preparing a report concerning the fairness of the Offer and Merger.

Following the Offer and the Merger, Sparkle and its Affiliates initially expect that Reeds will operate in a manner consistent with past practices. Neither Sparkle nor its Affiliates have any present plans or proposals which relate to, or would result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Reeds or any of its subsidiaries, a purchase, sale or transfer of a material amount of assets of Reeds or any of its subsidiaries, or any material changes in Reeds’ capitalization, dividend policy, indebtedness, corporate structure, business or composition of the board of directors or the management of Reeds. Sparkle and its Affiliates will, however, from time to time following the Offer and Merger, evaluate and review the businesses, operations and properties of Reeds and its subsidiaries and make such changes as are deemed appropriate subject to any required corporate approvals.

As disclosed in Special Factors – Section 4 (“Certain Effects of the Offer and Merger”), following the completion of the Offer and Merger, the Shares will cease to be listed on the American Stock Exchange and, following their delisting, such Shares will no longer be traded on the American Stock Exchange. In addition, thereafter, Reeds will be entitled to deregister its Shares under the Exchange Act upon application by Reeds to the Commission.

4. CERTAIN EFFECTS OF THE OFFER AND MERGER

The consummation of the Offer and, if necessary, the Merger, will affect Reeds and its shareholders in a variety of ways. Sparkle’s equity interest in Reeds will increase to 100% and it will be the sole shareholder of Reeds. As a result of the Offer and Merger, Sparkle and its subsidiaries will be entitled to all the benefits resulting from Sparkle’s 100% ownership of Reeds, including all income generated by Reeds’ operations and any future increase in Reeds’ value. According to Reeds’ Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2003, the net book value of Reeds was $22,775,000.00, and its net loss through the third quarter of its fiscal year 2004 was ($5,376,000.00). As a result of the consummation of the Offer and Merger (and Sparkle thus becoming the sole shareholder of Reeds) Sparkle’s interest in the net book value of Reeds (as of November 30, 2003) will increase from 87.5% or $19,928,125.00 to 100% or $22,775,000.00, and its interest in Reeds’ net loss (as of November 30, 2003) will increase from 87.5% or ($4,704,000.00) to 100% or ($5,376,000.00). The effect of the Offer and Merger on the indirect interest of each member of Reeds in Reeds’ net book value and net loss is described on Schedule B – Security Ownership of Certain Beneficial Owners and The Members of Sparkle. In sum, following the consummation of the Offer and Merger, Sparkle (and, indirectly, its members) will be solely entitled to any income generated by Reeds’ operations and any future increase in Reeds’ value, and will solely bear any risk of losses generated by Reeds’ operations and any future decrease in Reeds’ value. Upon consummation of the Merger, Reeds will become a privately held corporation. Accordingly, former shareholders of Reeds will not have the opportunity to participate in the earnings and growth of Reeds after the Offer and Merger (other than those members of Sparkle who will indirectly participate through Sparkle’s sole ownership of Reeds) and will not have any right to vote on corporate matters. Similarly, former shareholders will not face any risk of a decline in Reeds’ stock value after the Offer and Merger. Following the consummation of the Merger, Reeds’ Shares will not be publicly listed on the American Stock Exchange. As soon as possible following the Merger, Sparkle will terminate the registration of the Shares under the Exchange Act, thereby reducing the amount of information about Reeds (including its financial statements) that must be disclosed to the public.

The Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”), which has the effect of, among other things, allowing brokers to extend credit on the collateral of the Shares. Following the Offer and Merger, the Shares will no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the Shares would be ineligible for use as collateral for margin loans made by brokers.

Sales of any Shares for cash pursuant to the Offer and the exchange of any Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and will likely also be taxable under applicable state, local and other tax laws. In general, an individual (i) who is a United States citizen, (ii) who has purchased the Shares as an investment and not as part of a straddle or hedging or conversion transaction, (iii) who is selling all of its Shares, and (iv) who is not affiliated with any other person or entity who will own Shares after the Offer and

Merger are completed (a “Typical Shareholder”), whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger, for United States Federal income tax purposes, will realize a taxable gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. This gain or loss will be a capital gain or loss if the Shares were held as capital assets by the Typical Shareholder, and will be classified as a long term or short term capital gain depending upon how long the Shares have been held by the Typical Shareholder. If the Shares have been held for more than one year, the gain or loss would be long term; otherwise, the gain or loss would be short term. Long term capital gains are currently subject to a significantly lower maximum tax rate than short term capital gains or ordinary income. Long-term capital gains of a non-corporate shareholder are generally subject to a maximum tax rate of 15% in respect of property held for more than one year. While a capital loss may generally be used to offset other capital gains, a capital loss can be used to offset only a very limited amount of ordinary income.

If an individual does not fit within the definition of a Typical Shareholder, it may be subject to United States Federal income tax consequences different from, or in addition to, those described in the preceding paragraph. Even shareholders who do not fit within the definition of a Typical Shareholder may be subject to particular circumstances which may make them subject to United States Federal income tax consequences that are different from, or in addition to, those described above. In either case the differences may be material.

Please also review the discussion in The Tender Offer-Section 3 (“Procedures for Tendering Shares-Backup Withholding”).

THE FOREGOING DISCUSSION IS BASED ON EXISTING UNITED STATES FEDERAL INCOME TAX LAWS WHICH ARE SUBJECT TO CHANGE, AND ANY CHANGE MAY HAVE A RETROACTIVE EFFECT. THE FOREGOING DISCUSSION IS PROVIDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT CONSTITUTE LEGAL, ACCOUNTING, OR OTHER ADVICE OR COUNSEL TO ANY SHAREHOLDER. EACH SHAREHOLDER IS EXPECTED AND ENCOURAGED TO CONSULT THE SHAREHOLDER’S OWN QUALIFIED TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES (FEDERAL, STATE, LOCAL, AND FOREIGN) TO THE SHAREHOLDER OF TENDERING SHARES PURSUANT TO THE OFFER OR EXCHANGING ITS SHARES OF REEDS PURSUANT TO THE MERGER.

Sparkle intends to cause the existing stock options issued under Reeds’ stock option plans (each described in Reeds’ Annual Report, dated as of February 28, 2003 and on file with the SEC as exhibits to Reeds’ Form 10-K, dated July 13, 1994) remaining outstanding at the effective date of the Merger, to terminate upon such effective date of the Merger if not exercised prior thereto; provided, however, that the Merger will only take place if the Offer is consummated as provided herein (including the satisfaction of all conditions thereto, including but not limited to, the Minimum Tender Condition) but for less than all of the outstanding Shares (including Shares covered by stock options with an exercise price of $1.85 or less). Pursuant to the terms of the Merger, each outstanding option to purchase Shares which is outstanding immediately prior to the effective time of the Merger shall be converted into and become the right to receive $1.85 in cash without interest less the exercise price of such stock option. To the extent such exercise price is greater than $1.85, it is anticipated that such stock option shall be deemed cancelled as of the effective time of the Merger and no consideration will be paid therefor. It is anticipated that all options outstanding that have an exercise price less than $1.85 per share will be exercised and the remaining outstanding options will be cancelled.

5. CONDUCT OF REEDS’ BUSINESS IF THE OFFER IS NOT COMPLETED

If the Minimum Tender Condition is not satisfied and the Offer is not completed, Sparkle and the Affiliates will re-evaluate their intentions for the overall corporate strategy of Reeds. In particular Sparkle and the Affiliates may consider:

•	engaging in open market or privately negotiated purchases of Shares held by Reeds’ shareholders to increase Sparkle’s aggregate ownership of the Shares to at least 90% of the then outstanding Shares and then effecting a short-form merger of Reeds with a subsidiary of Sparkle;

•	proposing that Reeds enter into a merger agreement with a wholly-owned subsidiary of Sparkle, which would require the approval of Reeds’ board of directors and the approval of Reeds’ shareholders;

•	maintaining the public minority interest in Reeds, in which case the public shareholders of Reeds would, absent a sale by such shareholders in the public markets, retain their Shares and realize the benefit of any improvement in Reeds’ business or profitability, but would also bear the risk that the trading price per Share could decline to a price that is less than $1.85, or that the Shares become less readily marketable; and/or

•	deregistering the Shares under the Exchange Act.

If Sparkle were to pursue any of these alternatives, it might take considerably longer for the public shareholders of Reeds to receive any consideration for their Shares (other than through sales in the open market which would become more limited if any of the alternatives were effected) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public shareholders of Reeds that are more than, less than, or equal to $1.85 per Share.

6. ANALYSIS OF CAPITALINK, L.C. TO SPARKLE

Alan Zimmer retained Capitalink on behalf of Sparkle as its financial advisor and to prepare a financial analysis to determine a range of indicated values for Reeds (the “Analysis”). Capitalink was engaged by Alan Zimmer on behalf of Sparkle due to its experience in prior transactions in which it had acted as financial advisor, including going private and other transactions in which it had issued fairness opinions or valuations. Capitalink had experience representing both boards and special committees in such transactions. Alan Zimmer and Herbert Zimmer concluded that Capitalink was the investment advisor that would be the most qualified to assist in the proposed transaction because, among other things, Capitalink had experience in going private transactions with companies the size of Reeds, Capitalink’s ability and commitment to give prompt, cost-effective advice and assistance, Capitalink’s experience and understanding of the rules, regulations, and process involved in the going-private process, and Capitalink’s commitment to consummate a transaction in an innovative, cost-effective, and timely manner. In addition, Capitalink was recommended by Reeds’ senior lender, Bank of America, N.A.

On November 26, 2003, Capitalink delivered its Analysis for Sparkle setting forth its financial analyses with supporting assumptions and which concluded that the indicated range of value for Reeds, as of the date of the Analysis, was $1.85 to $2.05 per share.

The Analysis was prepared for the use and benefit of Sparkle and is not intended to be and does not constitute a recommendation to any shareholder of Reeds as to whether such shareholder should take any action, such as voting on any matter or tendering any shares, in connection with any possible transaction contemplated. Capitalink does not express any opinion as to the underlying valuation or future performance of Reeds or the price at which the Shares would trade at any time in the future.

For the purpose of rendering its Analysis, Capitalink took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things: (i) reviewed publicly available financial information and other data with respect to Reeds, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2003, its Quarterly Report on Form 10-Q for the three months ended August 31, 2003 and the Proxy Statement filed May 29, 2003 on Schedule 14A, (ii) reviewed draft financial results for the months ended September and October 2003 (iii) reviewed and analyzed Reeds’ projected unlevered free cash flows and prepared discounted cash flows; (iv) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of Reeds; (v) reviewed and analyzed certain financial characteristics of comparable transactions that involved the acquisition of companies that were deemed to have characteristics comparable to those of Reeds; (vi) reviewed and analyzed recent acquisition premiums paid in going-private transactions involving a minority stock acquisition, (vii) reviewed and analyzed Reeds’ adjusted net book value; (viii) reviewed and discussed with representatives of the management of Reeds certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of Reeds; (ix) considered the historical financial results and present financial condition of Reeds; (x) reviewed certain publicly available information concerning the trading of, and the trading market for, the Shares; and (xii) performed such other analyses and examinations as were deemed appropriate.

Capitalink has relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by it without assuming any responsibility for any independent verification of any such information and has further relied upon the assurances of Reeds’ management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, Capitalink assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could make its analysis. Capitalink has not made a physical inspection of the properties and facilities of Reeds and has not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Reeds. The Analysis is based on assumptions regarding future earnings potential and/or certain assets values that may or may not materialize. Therefore, the actual results achieved in the future will vary from the assumptions utilized in the Analysis, and the variations may be material. Adjusted or projected statements may not anticipate the economic, socioeconomic, political, market or legal factors that may impact the operations of Reeds.

The Analysis is necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of November 25, 2003. Accordingly, although subsequent developments may affect the Analysis, Capitalink does not assume any obligation to update, review or reaffirm the Analysis.

The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty.

Based upon a review of Reeds’ historical financial data, projections, and certain other qualitative data, Capitalink utilized several valuation methodologies to determine a range of values for Reeds. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its range of value. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that the analyses, taken as a whole, supported its determination. Accordingly, the analyses must be considered as a whole and selecting portions of analyses or the factors considered, without considering all analyses and factors collectively, could create an incomplete and incorrect view of the process underlying the preparation of the Analysis.

The financial reviews and analyses include information presented in tabular format. In order to fully understand Capitalink’s financial review and analyses, the tables must be read together with the text of the presentation. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Capitalink’s financial review and analyses.

Valuation Overview. The following table provides a summary of the range of indicated values for Reeds for each of the analyses used by Capitalink.

Methodology	Indicated Common Stock Price

Discounted Cash Flow Analysis

LTM Revenue Terminal Multiple	$1.62	—	$2.19
LTM EBITDA Terminal Multiple	$1.41	—	$1.97
Perpetual Growth Method	$1.16	—	$2.60
Indicated Reference Range	$1.40	—	$2.26

Comparable Company Analysis

Market Value as multiple of:
Net Tangible Equity 8/31/03	$1.42	—	$2.85
Enterprise Value as multiple of:
LTM Revenue 8/31/03	$1.92	—	$2.51
NFY Revenue 2/28/04	$1.66	—	$2.30
Average EBITDA (FY2000-LTM August 2003)	$0.86	—	$1.34
Indicated Reference Range	$1.47	—	$2.25

Comparable Transaction Analysis

Market Value as multiple of:
Net Common Equity 8/31/03	$1.71	—	$2.85
Enterprise Value as multiple of:
LTM Revenue 8/31/03	$2.37		$3.11
Average EBITDA (FY2000-LTM August 2003)	$0.25	—	$1.44
Indicated Reference Range	$1.44	—	$2.46

Acquisition Premiums Analysis

Prior One Day	$1.51	—	$1.73
Prior 5 Day	$1.55	—	$1.83
Prior 30 Day	$1.59	—	$1.85
Indicated Reference Range	$1.55	—	$1.80

Net Book Value Analysis

Adjusted Net Book Value 10/31/03	$1.94

Financial Performance Analysis. Capitalink undertook analyses of the historical and projected financial data of Reeds in order to understand and interpret its operating and financial performance and strength.

Capitalink reviewed Reeds’ historical financial data as derived from Reeds’ public filings for the four years ended February 28, 2003 and the six months ended August 31, 2003. Reeds’ financial information was normalized to remove restructuring expenses and discontinued operations, including the termination of Reeds’ CEBA bank, First Retail Bank, N.A., Flowery Branch, Georgia, and the sale of its related accounts receivable portfolio to Alliance Data Systems (“ADS”). Capitalink noted the following:

Revenues for Reeds have steadily declined from approximately $120.9 million in fiscal year (“FY”) 2000 to approximately $101.0 million for the latest twelve months (“LTM”) ended August 31, 2003. The gradual deterioration of Reeds’ revenue is due to rising competition in the industry, the closure of underperforming stores, and the decline in the United States economy after the events of September 11, 2001. Over the past four fiscal years, Reeds’ gross margin has fallen from approximately 51% in FY2000 to approximately 48% for the LTM ended August 31, 2003. The decline in gross margins reflects the increased promotional activity by Reeds due to increased competitive pressures and management’s intent to rapidly mark down slower-moving merchandise to improve inventory turn and free up working capital.

Reeds’ earnings before taxes, interest, depreciation and amortization (“EBITDA”) fell significantly from a high of approximately $10.0 million in FY2000 to approximately $1.7 million for the LTM period August 31, 2003. As with revenue, the fall in EBITDA was primarily dependent on the United States economy, resulting in falling expenditure on discretionary items such as jewelry, rising bad debt expenses and rising personnel and lease expenses.

The sale of Reeds’ credit operations and related accounts receivable portfolio to ADS significantly reduced Reeds’ working capital requirements from a high of approximately $77.9 million in FY2000 to approximately $33.3 million as of August 31, 2003. With the sale, Reeds was able to reduce its interest bearing debt obligations from a high of approximately $64.6 million in FY2001 to approximately $24.7 million as of August 31, 2003. Reeds has a revolving credit agreement, which is collateralized by substantially all of Reeds’ assets and permits borrowings of up to $30 million through February 28, 2005.

During FY2002, Reeds recorded approximately $6.0 million in restructuring costs related to the closure of 26 under performing stores, costs associated with buying out store leases, store closing costs, and the loss on the sale or abandonment of leasehold improvements and furniture and fixtures. The restructuring charge also includes the severance costs associated with reducing its corporate office personnel by approximately 20% and its store personnel by approximately 17%.

Market Performance Analysis. Capitalink utilized a historical stock price analysis to review and compare Reeds’ stock performance to the general market indices and a selected peer group. In addition, Capitalink reviewed the liquidity of Reeds’ common stock in the public trading markets.

Capitalink reviewed the daily closing market price and trading volume of Reeds’ common stock over the one-year look-back period ending November 25, 2003. Capitalink compared the daily closing market price performance of Reeds’ common stock to both the Comparable Companies (as defined below) and the Russell 3000 Index for both periods. Capitalink also calculated total trading volumes at various closing price ranges. In addition, the number of trading days, and the respective percentages, at certain trading volumes, was set forth.

Capitalink noted the following characteristics of Reeds’ common stock:

During the twelve months ended November 25, 2003 Reeds’ share price has ranged from as high as $1.35 to as low as $0.91. Reeds’ common stock closed at $1.10 on November 25, 2003.

Reeds’ stock has experienced extremely limited liquidity with the average and median daily number of shares traded equal to 556 and 0 respectively. It was further noted that there was no volume on 176 trading days or approximately 69.6% of the available trading days. Reeds’ daily trading volume exceeded 9,000 shares only once over the last twelve months.

Discounted Cash Flow Analysis. Capitalink utilized the discounted cash flow analysis, an income valuation approach, for the purposes of valuing a business based on the present value of its expected returns.

Capitalink performed discounted cash flow analyses, aggregating the present value of projected unlevered free cash flows over a forecast period, with the present value of the terminal value at the end of such period. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The forecast period is comprised of the five fiscal years ending February 29, 2008, and such projections were derived from financial information and operating data provided by Reeds.

In order to arrive at a present value, Capitalink utilized discount rates ranging from 17.5% to 18.5%. This was based on an estimated weighted average cost of capital of 18.0% (based on Reeds’ 24.9% estimated cost of equity and 5.3% weighted average cost of debt).

Capitalink presented a range of terminal values at the end of the forecast period by applying a range of multiples to the FY2008 projected revenue and EBITDA. In addition, Capitalink presented a perpetual growth scenario whereby ranges of growth rates were applied to the FY2008 free cash flow in order to determine a terminal value, rather than multiples.

In each of the scenarios noted above, a range of enterprise values was derived for Reeds’ business. The results of the discounted cash flow analysis under the three terminal value scenarios were as follows:

Utilizing the revenue terminal scenario (range of 0.40 times to 0.45 times), Capitalink calculated a range of indicated enterprise values from $42.0 million to $46.8 million.

Utilizing the EBITDA terminal scenario (range of 7.5 times to 8.5 times), Capitalink calculated a range of indicated enterprise values from $40.1 million to $44.9 million.

Utilizing a perpetual growth scenario (growth rates of 11.5% to 12.5%), Capitalink calculated a range of indicated enterprise values from $38.0 million to $50.3 million.

The total enterprise values above were then reduced by Reeds’ net debt of $28.2 million as of October 31, 2003 (which includes $28.6 million in interest bearing debt and approximately $413,000 in cash on hand and from the assumed exercise of in the money (“ITM”) options) to arrive at an equity value range. The equity value range was then divided by the total common stock equivalents of 8.512 million, which includes ITM options, to obtain a range of indicated common stock shares prices of between $1.40 and $2.26.

Selected Comparable Company Analysis. Capitalink utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling a guideline or comparable company statistics and developing valuation metrics based on prices at which stock of similar companies are trading in a public market.

The selected comparable company analysis compares the trading multiples of Reeds with those of other publicly traded companies that are similar with respect to business model, operating sector, size and target customer base. Capitalink located five companies that it deemed comparable to Reeds with respect to their industry sector and market served (the “Comparable Companies”). All are involved in the operation of jewelry stores in the United States and operate under the Standard Industry Code code 5944.

The Comparable Companies utilized were: Signet Group PLC, Zale Corp, Friedmans, Inc., Whitehall Jewelers and Mayor’s Jewelers. Reeds is significantly smaller than all of the Comparable Companies. As of November 25, 2003, the enterprise values for the Comparable Companies ranged from approximately $3.6 billion to approximately $72.9 million and revenue ranged from approximately $2.5 billion to approximately $111.9 million. In comparison, Reeds had an enterprise value and LTM revenue of approximately $33.5 million and approximately $101.1 million, respectively.

Capitalink reviewed certain financial information relating to Reeds in the context of the corresponding financial information, ratios and public market multiples for the Comparable Companies. No company used in Capitalink’s analysis was deemed to be identical or directly comparable to Reeds; accordingly, Capitalink considered the multiples for the Comparable Companies, taken as a whole, to be more relevant than the multiples of any single company.

Based on publicly available information, Capitalink reviewed financial information for each of the Comparable Companies that included among other things: market value, enterprise value (defined as market value plus interest bearing debt and preferred stock less cash and equivalents), revenue, EBITDA, earnings before interest and taxes, earnings per share (“EPS”), total assets, common equity, net tangible common equity, and selected financial ratios. Capitalink compared the financial operating data and ratios to Reeds.

For comparison purposes, operating profits including EBITDA for the Comparable Companies and Reeds were normalized to exclude unusual and extra ordinary expenses and income.

Capitalink noted that the EBITDA margin for Reeds of 1.7% for the LTM period ended August 31, 2003 was lower than all of the Comparable Companies, the mean and media of which was 7.9% and 9.6%, respectively. Given the volatility in Reeds’ EBITDA, Capitalink also calculated the average EBITDA from FY2000 to LTM August 2003 to be approximately $4.0 million. Capitalink also noted that Reeds’ debt to total invested capital ratio of 73.7% is higher than any of the Comparable Companies (the mean and median of which was 39.7% and 36.3%, respectively).

Capitalink expects Reeds’ valuation multiples to be below the average of the Comparable Companies due to the smaller size of Reeds (which limits the ability of Reeds to gain economies of scale advantages with respect to corporate costs and supply costs) and the poor historical performance of Reeds relative to most of the Comparable Companies.

Taking into account net debt of approximately $24.1 million and common stock equivalents of 8.512 million shares as of August 31, 2003, Capitalink calculated a range of indicated common stock shares price as follows:

	Statistic ($,000)	Selected Multiple			Indicated Common Stock Price
		Low	—	High	Low	—	High
Market Value Multiple
Net Tang Equity 8/31/03	$24,220	0.5x	—	1.0x	$1.42		$2.85
TIC Multiple
LTM Revenue 8/31/03	$101,084	0.40x	—	0.45x	$1.92	—	$2.51
NFY Revenue 2/28/04	$109,188	0.35x	—	0.40x	$1.66	—	$2.30
Average EBITDA (FY2000-LTM Aug 2003)	$4,040	7.8x	—	8.8x	$0.86	—	$1.34
Indicated Reference Range					$1.47	—	$2.25

As noted above, none of the Comparable Companies is identical or directly comparable to Reeds. Accordingly, Capitalink considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly-traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

Selected Comparable Transaction Analysis. Capitalink utilized the selected comparable transaction analysis, a market valuation approach, for the purposes of compiling precedent or comparable transaction statistics and develop valuation metrics based on the pricing in such transactions.

Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Capitalink located seven transactions announced since February 2000 involving target companies in related industries to Reeds (the “Comparable Transactions”) and for which detail financial information was available. Target companies were involved in the operation of jewelry and/or watch stores and were generally classified under the SIC code 5944.

Acquiror	Acquiree
Tiffany & Co	Little Switzerland (55% stake)
Henry Birks & Sons	Mayors Jewelers Inc
Tiffany & Co	Little Switzerland (45% stake)
Zale Corp	Piercing Pagoda, Inc.
Signet Group PLC	Marks & Morgan Jewelers, Inc.
Sunglass Hut Int’l	Watch World International
Finlay Enterprises	Jay B. Rudolph

Based on the information disclosed with respect to the targets in the each of the Comparable Transactions, Capitalink calculated and compared total price paid as a multiple of net common equity, and enterprise values as multiples of LTM revenue and LTM EBITDA.

As with the Comparable Company analysis, Reeds’ unique characteristics, smaller size and poor historical performance would suggest Reeds be valued below the average of the Comparable Transaction multiples. Based on the selected multiple ranges, and taking into account net debt of approximately $24.1 million and common stock equivalents of 8.512 million shares as of August 31, 2003, Capitalink calculated a range of indicated equity values per share of between $1.44 and $2.46.

	Statistic ($,000)	Selected Multiple			Indicated Common Stock Price
		Low	—	High	Low	—	High
Market Value Multiple
Net Common Equity 8/31/03	$24,220	0.6x	—	1.0x	$1.71	—	$2.85
Enterprise Value Multiple
LTM Revenue 8/31/03	$101,084	0.44x	—	0.50x	$2.37	—	$3.11
Average EBITDA (FY2000-LTM Aug 2003)	$4,040	6.5x	—	9.0x	$0.25	—	$1.44
Indicated Reference Range					$1.44	—	$2.46

Acquisitions Premiums Paid Analysis. ·Capitalink utilized the acquisition premiums analysis, a market valuation approach, for the purposes of compiling precedent or comparable transaction premium statistics and develop valuation metrics based on the premiums in such transactions.

Capitalink reviewed the one-day, five-day and 30-day premiums for all minority interest transactions where the transaction was announced on or after January 2001, the transaction value was less than or equal to $25.0 million, the acquiring party previously had more than 50% shareholding in the target company and the target company is based in the United States.

Capitalink reviewed approximately 46 transactions that met these criteria and calculated the mean and median of the acquisition premiums. They were 57.2% and 37.3%, for the one day premium, 66.2% and 41.0% for the five day premium and 63.5% and 40.8% for the 30 day premium.

Based on the premiums paid in the scenario set forth above, Capitalink derived an indicated range of per share market values for Reeds using the prior one-day, five-day and 30-day share price as of November 25, 2003, of between $1.55 to $1.80 per share.

					Indicated Common Stock Price
	Statistic	Low	—	High	Low	—	High
Prior One Day	$1.10	37.3%	—	57.2%	$1.51	—	$1.73
Prior Five Day	$1.10	41.0%	—	66.2%	$1.55	—	$1.83
Prior 30 Day	$1.13	40.8%	—	63.5%	$1.59	—	$1.85
Indicated Reference Range					$1.55	—	$1.80

Adjusted Net Book Value Analysis. Capitalink utilized the adjusted net book value analysis, an asset valuation approach, for the purposes of adjusting Reeds’ historical cost balance sheet to reflect current estimated market values for Reeds’ assets and liabilities.

Capitalink performed an adjusted book value analysis, based upon a going concern premise, to determine the value of Reeds assuming all of its assets were valued at market value. Under historical cost accounting most assets in Reeds’ financial statements are generally not reflected at market value, but reflect historical acquisition costs.

For the purposes of this analysis, based upon discussions with Company management and utilizing Reeds’ balance sheet as of October 31, 2003, the following adjustments to market value were assumed:

•	Inventory adjustment to reflect market value of slow moving inventory

•	Deferred tax asset adjustment to reflect assumed tax net operating loss adjustment

•	Contingent purchase holdback adjustment to reflect the present value of the expected future cash flow

The results of the analysis indicate that as of October 31, 2003, Reeds’ net book value per share decreases from $2.67 to an adjusted net book value per share of $1.94.

Capitalink performed a variety of financial and comparative analyses for the purpose of completing its Analysis. While the foregoing summary describes all material analyses and factors reviewed by Capitalink with Alan Zimmer on behalf of Sparkle, it does not purport to be a complete description of the presentations by Capitalink to Alan Zimmer or other members of Sparkle. The Analysis preparation is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the actual value of Reeds. In performing its Analysis, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Reeds. The Analysis performed by Capitalink is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such Analysis. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold.

Capitalink has received a fee in connection with its financial advisory services to Alan Zimmer for the benefit of Sparkle and issuance of its Analysis. In addition, Alan Zimmer on behalf of Sparkle has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of its Analysis. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. No material relationship existed between Capitalink and Reeds or Sparkle and any of its members of the Affiliates during the past two years, nor is any material relationship presently contemplated between Capitalink and Reeds or Sparkle and any of its members or the Affiliates.

THE FULL TEXT OF THE ANALYSIS OF CAPITALINK DATED NOVEMBER 26, 2003, IS ATTACHED TO THE SCHEDULE TO, FILED ON JANUARY 29, 2004 IN CONNECTION WITH THE OFFER AS EXHIBIT (C)(I) AND IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE ANALYSIS MAY BE OBTAINED FROM THE SEC. SEE THE TENDER OFFER—SECTION 6 (“CERTAIN INFORMATION CONCERNING REEDS”). HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SUCH REPORT IN ITS ENTIRETY. THE ANALYSIS DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER ANY HOLDER OF SHARES SHOULD TENDER THEIR SHARES IN THE OFFER.

Copies of the Analysis are also available for inspection and copying at the principal executive offices of Sparkle during regular business hours by any Reeds’ shareholder or its representative who has been so designated in writing, and will be provided to any such shareholder or representative upon written request at the expense of the requesting party. Reeds’ shareholders interested in obtaining a copy of the Analysis should contact Sparkle at 111 Princess Street, Wilmington, North Carolina 28401, ATTN: Alan M. Zimmer.

7. THE POSITION OF SPARKLE AND THE AFFILIATES REGARDING THE FAIRNESS OF THE OFFER

The rules of the SEC require Sparkle and the Affiliates to express their belief as to the fairness of the Offer to Reeds’ shareholders who are not affiliated with Sparkle. Sparkle and the Affiliates believe that the Offer is both financially and procedurally fair to Reeds’ shareholders who are not affiliated with Sparkle based on the following:

•	Tender of the Shares is voluntary. Reeds’ shareholders are not required to tender their Shares; provided, however, that any Shares remaining after satisfaction of the Minimum Tender Condition and a subsequent closing of the Offer will be exchanged for $1.85 per Share in cash in the Merger subject to a shareholder’s right to exercise his dissenters’ rights pursuant to Article 13 of the NC Business Act.

•	The Offer is conditioned upon the tender of a majority of the Shares not owned by Sparkle or certain other persons as set forth in “Introduction—Minimum Tender Condition.” The Minimum Tender Condition is not waivable. Sparkle and the Affiliates believe that Reeds’ shareholders are sophisticated investors capable of evaluating the fairness of the Offer and an informed decision by holders of a majority of Shares provides meaningful procedural protections for Reeds’ shareholders.

•	The $1.85 per Share cash consideration payable in the Offer represents a 67% premium to the Shares’ closing price on December 1, 2003, the last trading day prior to public announcement of the Offer, a 68% premium to the average closing price for July 25, 2003 through December 1, 2003, a 67% premium to the average closing price for the period between November 3, 2003 and December 1, 2003, and a 68% premium to the average closing price for the period between November 24, 2003 and December 1, 2003.

•	The Analysis for Capitalink providing that an indicated valuation range of the Shares was between $1.85 per Share and $2.05 per Share.

•	Shareholders of record may directly tender their Shares to Sparkle and avoid brokerage commissions they would otherwise incur if such Shares were sold in an open market transaction.

•	Reeds’ limited public float and its small shareholder base, as indicated by the approximately 221 holders of record plus approximately 300 beneficial owners, decrease the likelihood that there will be a significant active trading market for the Shares in the foreseeable future.

•	Reeds has never paid a cash dividend and has not declared a stock dividend to its shareholders since 1998 and there is no intention to do so in the foreseeable future.

•	Reeds’ market capitalization and stock price prior to the public announcement of the Offer have been at levels that cause concern about the possibility of an involuntary delisting of the Shares on the American Stock Exchange; however, Reeds has not received any notice from the American Stock Exchange of any intent to delist the Shares.

•	The Offer provides Reeds’ shareholders an opportunity to sell their Shares at a premium in a market which has not evidenced great liquidity.

In making its determination that the Offer is procedurally and substantively fair, Sparkle and the Affiliates considered the following factors that did not favor the Offer and Merger:

•	The consummation of the Offer and Merger would eliminate the opportunity of Reeds’ shareholders (other than the members of Sparkle) from participating in any potential future growth in Reeds’ value and earnings (but also any poor performance as well), whereas the indirect equity interest of the members of Sparkle will increase upon completion of the Offer and Merger.

•	The structure of the transaction does not provide Reeds’ shareholders with an opportunity to approve or disapprove the Offer or Merger.

•	Capitalink did determine the adjusted net book value per Share to be $1.94, but Sparkle did not consider such factor to outweigh that Capitalink’s Analysis provided that an indicated valuation range of the Shares was between $1.85 per Share and $2.05 per Share, or that the price offered was at a substantial premium compared to the recent historical prices of the Shares.

The belief of Sparkle and the Affiliates that the offer is procedurally and substantively fair, however, should not be construed as a recommendation as to whether you should tender your Shares. Sparkle and the Affiliates have not considered other factors, other than as stated above, regarding the fairness of the Offer to Reeds’ shareholders who are not affiliated with Sparkle. In particular, Sparkle has not independently considered with respect to the fairness of the Offer:

•	liquidation value, which Sparkle does not believe to be meaningful because it is expected that any proceeds from Reeds’ liquidation would be significantly lower than the offer of $1.85 per Share. It would be expected that inventory, which is Reeds’ most significant asset, would be heavily discounted in a forced liquidation scenario.

NEITHER SPARKLE NOR ITS MEMBERS (INCLUDING THE AFFILIATES) ARE MAKING ANY SPECIFIC RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SHARES IN THIS OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER OR NOT YOU WISH TO TENDER YOUR SHARES.

8. OTHER REEDS’ INFORMATION

Reeds is required by the federal securities laws to provide Reeds’ shareholders with a Solicitation Recommendation Statement on Schedule 14D-9 within ten (10) business days from the date hereof. This will contain important information and may include any material non-public information that Reeds believes is necessary for shareholders to make a decision with respect to the Offer. Sparkle urges all Reeds shareholders to carefully review this document. In addition, Reeds has indicated that it released its third quarter earnings on December 23, 2003, and filed its 10-Q covering the same period with the SEC on January 14, 2004, and Reeds’ shareholders should consider this and any other earnings information that might become available before the consummation of the Offer.

THE TENDER OFFER

1. TERMS OF THE OFFER

Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in The Tender Offer—Section 10 (“Certain Conditions of the Offer”) and; if the Offer is extended or amended, the terms and conditions of such extension or amendment (the “Offer Conditions”)), Sparkle will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by The Tender Offer—Section 4 (“Rights of Withdrawal”). The term “Expiration Date” means 5:00 p.m., New York City time, on Monday, March 1, 2004, unless Sparkle shall have extended the period for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by Sparkle, shall expire. This period for which the Offer is open until 5:00 p.m., New York City time, on Monday, March 1, 2004, (as such may be extended) is referred to as the “Offering Period.”

Sparkle may elect, in its sole discretion, to provide a subsequent offering period of three (3) to twenty (20) business days (the “Subsequent Offering Period”). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which shareholders may tender Shares not previously tendered during the Offering Period. If Sparkle decides to provide for a Subsequent Offering Period, Sparkle will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

Subject to the applicable rules and regulations of the SEC, Sparkle expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary and issuing a press release announcing the extension in accordance with applicable SEC rules. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the terms of the Offer, including the right of a tendering shareholder to withdraw such shareholder’s Shares. See The Tender Offer—Section 4 (“Rights of Withdrawal”). Subject to the applicable regulations of the SEC, Sparkle also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any of the Offer Conditions are not then satisfied and (ii) to waive any condition and to add, supplement or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. Notwithstanding anything in this paragraph to the contrary, the Minimum Tender Condition may not be waived. If Sparkle elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of twenty (20) business days) by giving oral or written notice of such extension to the Depositary. If Sparkle accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. Sparkle confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Any delay, termination, amendment, waiver or change of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which Sparkle may choose to make any public announcement, Sparkle shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

Sparkle confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Sparkle will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

If, during the Offering Period, Sparkle, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten (10) business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list as of January 27, 2004 or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Sparkle will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Sparkle expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See The Tender Offer—Section 10 (“Certain Conditions of the Offer”). In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depositary Trust Company (the “Book-Entry Transfer Facility”)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other required documents.

For purposes of the Offer, Sparkle will be deemed to have accepted for payment Shares validly tendered and not withdrawn, if and when Sparkle gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Sparkle and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in The Tender Offer—Section 3 (“Procedures for Tendering Shares”), such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

Sparkle reserves the right to transfer or assign in whole or in part from time to time to one or more of its subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Sparkle of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

VALID TENDER. To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent’s Message (as defined herein) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Sparkle may enforce such agreement against the participant.

BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

GUARANTEED DELIVERY. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

i. such tender is made by or through an Eligible Institution;

ii. a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Sparkle, is received by the Depositary, as provided below, prior to the Expiration Date; and

iii. the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the American Stock Exchange is open for business.

iv. The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a timely Book-Entry Confirmation with respect to such Shares into the Book-Entry Transfer Facility), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY SPARKLE, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Sparkle upon the terms and subject to the conditions of the Offer.

APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints the directors and designees of Sparkle as such shareholder’s proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Sparkle and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 29, 2004. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Sparkle deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Sparkle’s directors, officers, or designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of Reeds, by written consent in lieu of any such meeting, or otherwise. Sparkle reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Sparkle’s payment for such Shares, Sparkle must be able to exercise full voting rights with respect to such Shares.

DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Sparkle in its sole discretion, which determination will be final and binding. Sparkle reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Sparkle’s counsel, be unlawful. Sparkle also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Sparkle, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Sparkle’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

BACKUP WITHHOLDING. In order to avoid “backup withholding” of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 28%. All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Sparkle and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL

Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment by Sparkle pursuant to the Offer, may also be withdrawn at any time after Monday, March 29, 2004. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in The Tender Offer—Section 3 (“Procedures for Tendering Shares”), any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Sparkle, in its sole discretion, which determination shall be final and binding. None of Sparkle, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in The Tender Offer—Section 3 (“Procedures for Tendering Shares”) at any time prior to the Expiration Date.

If Sparkle extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Sparkle’s rights under this Offer, the Depositary may, nevertheless, on behalf of Sparkle, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4 (“Rights of Withdrawal”).

5. PRICE RANGE OF SHARES; DIVIDENDS

The Shares are quoted on the American Stock Exchange under the symbol “RJI.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for the Shares on the American Stock Exchange based upon public sources:

	Sales Prices
Fiscal Year	High	Low
2002
Third Quarter	$1.35	$0.85
Fourth Quarter	$1.15	$0.95
2003
First Quarter	$1.15	$0.80
Second Quarter	$1.60	$1.10
Third Quarter	$1.25	$0.95
Fourth Quarter	$1.15	$0.91
2004
First Quarter	$1.35	$1.02
Second Quarter	$1.35	$1.00
Third Quarter	$1.28	$1.00

On December 1, 2003, the last full trading day prior to announcement of the Offer, the reported closing price of the Shares on the American Stock Exchange was $1.11 per Share. On January 27, 2004, the last full trading day prior to this Offer to Purchase going to print, the last reported trading price of the Shares on the American Stock Exchange was $1.80 per Share.

SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

Since its public offering in 1986, Reeds has issued the following three stock dividends: (i) a 10% stock dividend with cash in lieu of fractional Shares, payable on August 15, 1994, for shareholders of record on August 1, 1994; (ii) a 10% stock dividend with cash in lieu of fractional Shares, payable on June 1, 1995, for shareholders of record on May 11, 1995; and (iii) a two-for-one stock split effected in the form of a 100% stock dividend with cash in lieu of fractional Shares, payable on February 21, 1998, for shareholders of record on February 11, 1998. Reeds has never declared a cash dividend.

6. CERTAIN INFORMATION CONCERNING REEDS

Reeds is a North Carolina corporation with its principal executive offices located at 2525 South Seventeenth Street, Wilmington, North Carolina 28401. Reeds operates 90 retail jewelry stores in enclosed regional malls located principally in the Southeast and Midwest sections of the United States. As of January 14, 2004, Reeds, according to its Form 10-Q for the quarter ending November 30, 2003, had 8,476,372 shares outstanding.

As of the date hereof, Sparkle and the Affiliates, after making a reasonable inquiry, have been advised as follows: (i) that each of the following independent directors of Reeds presently intends to tender his Shares in the Offer: G. Waddy Garrett (10,000 Shares and 4,000 Shares under option), Kenneth M. Gassman, Jr. (5,700 Shares and 4,000 Shares under option), Fenton N. Hord (6,000 Shares and 4,000 Shares under option), and Richard F. Sherman (8,470 Shares and 4,000 Shares under option); and (ii) that each of the following executive officers of Reeds (other than those executive officers of Reeds who are members of Sparkle) presently intends to tender his Shares in the Offer: Allan E. Metzner (360 Shares and 2,000 Shares under option), and Gerald R. Smith (1,478 Shares and 2,000 Shares under option), James R. Rouse (0 Shares and 2,000 Shares under option. As of the date hereof, neither Sparkle nor the Affiliates are aware of: (i) any public recommendation made by Reeds or any of its executive officers, directors, or affiliates with respect to the Offer, or (ii) Reeds making public any appraisal, report or opinion on the fairness of this transaction. Under Rule 14e-2, Reeds’ board of directors must state its position with respect to this Offer within ten (10) business days of the date of this Offer to Purchase.

REEDS

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial data for Reeds as of and for the nine months ended November 30, 2003 and 2002 and as of and for each of the years ended February 28, 2003 and 2002.

This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Reeds’ Annual Report on Form 10-K for the year ended February 28, 2003, as amended, and the unaudited consolidated interim financial statements and other financial information contained in Reeds’ Quarterly Reports on Form 10-Q for the quarterly period ended on November 30, 2003, as amended, including the notes thereto. More comprehensive financial information is included in such reports (including Management’s Discussion and Analysis of Financial Condition and Results of Operation) and other documents filed by Reeds with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in Reeds’ Annual Report on Form 10-K for the year ended February 28, 2003 and Item 1 in Reeds’ Quarterly Report on Form 10-Q for the quarterly period ended on November 30, 2003, are hereby incorporated herein by this reference. Copies of such reports and other documents may be examined at or obtained from the SEC and the American Stock Exchange in the manner set forth below. See The Tender Offer—Section 6 (“Certain Information Concerning Reeds”).

	For Nine Months Ended November 30 (unaudited)		For the Years Ended February 28 (audited)
	2003	2002	2003	2002
	(Numbers in Thousands)
Income Statement Data
Revenues	$60,221	$61,570	$102,011	$113,449
Total operating costs and expenses	64,429	65,047	102,551	133,763
Operating income (loss)	(4,208)	(3,477)	(540)	(20,314)
Net income (loss)	(5,376)	(3,120)	(1,505)	(15,376)

Balance Sheet Data
Current assets	59,828	63,443	45,829	53,197
Non-current assets	18,178	17,317	20,190	18,751
Current liabilities	23,047	50,805	12,279	23,049
Non-current liabilities and redeemable convertible preferred stock	32,184	3,419	25,589	19,243
Total shareholder’s equity	22,775	26,536	28,151	29,656
Cash dividends declared per common share	0	0	0	0

Average Shares of Common Stock Outstanding	8,476,372	8,476,372	8,476,372	8,476,372

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical per share data for Reeds. Basic and diluted earnings per common share is presented for the nine months ended November 30, 2003 and 2002 and for each of the years ended February 28, 2003 and 2002, and the book value per share is presented as of those dates.

	For Nine Months Ended November 30		For the Years Ended February 28
	2003	2002	2003	2002
For the period ending:
Basic and diluted net income (loss)	$(0.63)	$(0.37)	$(0.18)	$(1.81)
As of the period ending:
Book value per share	$2.69	$3.13	$3.32	$3.50

Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing shareholders’ equity by the number of Shares outstanding.

Except as otherwise set forth herein, the information concerning Reeds contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Sparkle and the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Sparkle and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Reeds to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Sparkle and the Information Agent.

AVAILABLE INFORMATION. Reeds is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Reeds’ directors and officers, their remuneration, stock options granted to them, the principal holders of Reeds’ securities, any material interests of such persons in transactions with Reeds and other matters are required to be disclosed in proxy statements distributed to Reeds’ shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection and copying (at prescribed rates) at the public reference room at the SEC’s offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC’s Website at http://www.sec.gov. The Shares trade on the American Stock Exchange under the symbol “RJI.”

7. CERTAIN INFORMATION CONCERNING SPARKLE

Sparkle is a limited liability company organized in December 2003 by members of the Zimmer family and Schreiber family in contemplation of the Offer and Merger pursuant to the laws of the State of North Carolina with its executive offices at 111 Princess Street, Wilmington, North Carolina 28401 (telephone number 910-763-4669 Ext. 203). Sparkle’s members include Alan M. Zimmer, President and Chief Executive Officer of Reeds, and a member of its board of directors, Herbert J. Zimmer, a partner in the law firm which has acted as general counsel to Reeds since 1970, and who is also a member of its board of directors, and Jeffrey L. Zimmer and Arlene Z. Schreiber, both current members of the board of directors of Reeds. Sparkle has not and at present does not intend to engage in any business not associated with its ownership of shares contributed by members of the Zimmer family and Schreiber family in contemplation of the Offer and Merger. Sparkle directly and through its subsidiaries currently owns 7,414,234 Shares, representing approximately 87.5% of the outstanding Shares. On a fully diluted basis, Sparkle directly and through its subsidiaries owns 87.2% of the Shares.

FORWARD LOOKING DISCLAIMER. Statements that Sparkle may publish, including those included in this Offer to Purchase, that are not purely historical and that relate to the Offer, Merger, Sparkle, Reeds or their businesses or proposals are “forward-looking statements.” These statements are based on Sparkle management’s current expectations and involve risks and uncertainties which include (i) whether the conditions to the Offer will be satisfied, (ii) following the consummation of the Offer and the Merger, Sparkle’s ability to successfully reintegrate Reeds’ operations, retain key employees and reduce costs, (iii) general economic factors and capital market conditions and (iv) general industry trends (including trends relating to Reeds products or prospects as a private company). Sparkle wishes to caution the reader that these factors, as well as other factors described in Sparkle’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principle business and address of the organization in which such occupation is conducted), and material positions held during the past five (5) years (including the name, principle business and address of the organization in which such occupation was conducted), of each of the members and directors of Sparkle are set forth in Schedule A to this Offer to Purchase.

Except as set forth under Special Factors or on Schedule B hereto, neither Sparkle nor, to the best of its knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in Shares in the past sixty (60) days. In addition, during the last two years from the date of this Offer to Purchase, none of the members of Sparkle have purchased any Shares; however, some members of Sparkle have obtained Shares through gifts of such Shares from other members of Sparkle.

Except as set forth under Special Factors or Schedule C hereto, there have been no negotiations, transactions or material contacts during the past two (2) years between Sparkle, or, to the best of its knowledge, any of the persons listed in Schedule A hereto, on the one hand, and Reeds or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, nor to the best knowledge of Sparkle, have there been any such negotiations or material contacts between subsidiaries, executive officers or directors of Sparkle or Reeds. Schedule C describes the nature and approximate dollar amount of any transactions that occurred during the past two years between Sparkle or any of its members and Reeds or any of its affiliates, executive officers, or directors. Except as described under Special Factors, neither Sparkle nor, to the best of its knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with Reeds or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

8. MERGER AND DISSENTERS’ RIGHTS; “GOING PRIVATE” RULES

MERGER. If, pursuant to the Offer, Sparkle acquires Shares which, together with Shares beneficially owned by Sparkle and its subsidiaries, constitute at least 90% of the outstanding Shares, Sparkle will transfer (and cause any such affiliates or subsidiaries to transfer) the Shares owned by Sparkle and any such subsidiaries to a wholly owned subsidiary of Sparkle to permit such subsidiary to consummate a “short-form” merger pursuant to Section 55-11-04 of the NC Business Act promptly following completion of the Offer. Section 55-11-04 of the NC Business Act provides that if an entity owns at least 90% of the outstanding Shares and all other classes of Reeds stock, such entity may merge Reeds into itself by executing, acknowledging and filing, in accordance with Section 55-11-05 of the NC Business Act, articles of merger setting forth a copy of the resolution of such entity’s board of directors to so merge (including a statement of the terms and conditions of the Merger and the consideration to be paid upon surrender of Shares not owned by Sparkle or its subsidiaries) and the date of its adoption. Under Section 55-11-04 of the NC Business Act, the Merger would not require the approval or any other action on the part of the board of directors or the shareholders of Reeds. Therefore, if at least 90% of the outstanding Shares are acquired pursuant to the Offer or otherwise, Sparkle will be able to, and intends to, effect the Merger without a meeting or vote of Reeds shareholders or directors.

The Offer is indirectly conditioned on Sparkle’s obtaining a number of Shares in the Offer sufficient for it and/or its subsidiaries to own at least 90% of the Shares, unless waived. If the Minimum Tender Condition is satisfied, Sparkle will have acquired, as a result of the Offer, more than 90% of the Shares issued and outstanding, as of the date the Shares are accepted for payment pursuant to the Offer.

Alternatively, whether or not the Offer is consummated, Sparkle might seek to effect a merger of a subsidiary of Sparkle with Reeds pursuant to Section 55-11-01 of the NC Business Act. Under Reeds’ Articles of Incorporation and the NC Business Act, approval of the board of directors of Reeds and a vote of at least a majority of the outstanding Shares of Reeds entitled to vote thereon would be required to approve such a merger. Even if the Minimum Tender Condition is not satisfied, Sparkle presently has a sufficient number of votes to effect the merger pursuant to Section 55-11-01 of the NC Business Act, which approval could be effected by a vote at a meeting of shareholders or by written consent. Approval of such a merger would nonetheless also require the approval of Reeds’ board of directors and shareholders.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH SPARKLE MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

DISSENTERS’ RIGHTS. Holders of Shares do not have dissenters’ rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has not tendered his Shares in the Offer and has neither voted in favor of the Merger nor consented thereto in writing and who properly exercises his or her dissenters’ rights under Article 13 of the NC Business Act will be entitled to demand a proceeding by the North Carolina Superior Court to determine the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger. North Carolina law defines such fair value, with respect to a dissenter’s Shares, as the value of the Shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

If the Merger is approved by Sparkle, Reeds shall notify all of its shareholders entitled to assert dissenters’ rights, in writing, within 10 days thereafter, that the Merger has been approved by Sparkle and its subsidiary effecting the Merger and will send each such Reeds’ shareholder a dissenters’ notice as required under Section 55-13-22 of the NC Business Act. Such notice shall: (i) state when the payment demand from such shareholder must be sent, and where and when share certificates must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of their shares will be restricted after the payment demand is received; (iii) supply a form for mailing the payment demand; (iv) set a date by which Reeds must receive the payment demand (which must be no fewer than 30 nor more than 60 days after the dissenters’ notice is mailed); and (v) be accompanied by a copy of Article 13 of the NC Business Act. A Reeds’ shareholder to whom a dissenters’ notice has been mailed as described above, in order to preserve its dissenters’ rights, must demand payment and deposit its Reeds’ share certificates (or be restricted in the transfer of its uncertificated shares) in accordance with the requirements of that notice. If the Reeds’ shareholder complies with those requirements, it preserves its right to receive payment for its shares, and surrenders the right to transfer its shares, but retains all other shareholder rights unless they are cancelled or nullified by the Merger. If the shareholder fails to comply with the requirements, it loses its right to dissent.

Within 30 days after receipt of a demand for payment, Reeds must pay each dissenting shareholder the amount that Reeds estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the Merger to the date of payment. The payment must be accompanied by: (a) Reeds’ most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any; (b) an explanation of how the fair value of the shares was estimated; (c) an explanation of the interest calculation; (d) a statement of the dissenters’ right to demand payment (as described below); and (e) a copy of Article 13 of the NC Business Act.

If the Merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Reeds must, pursuant to Article 13, return the deposited certificates. If after returning the deposited certificates the Merger is consummated, Reeds must send a new dissenters’ notice and repeat the payment demand procedure.

A Reeds’ shareholder may, however, notify Reeds in writing of such shareholder’s own estimate of the fair value of his shares and amount of interest due, and demand payment of the excess of such shareholder’s estimate of the fair value of such shareholder’s shares over the amount previously paid by Reeds if: (a) the shareholder believes that the amount paid is less than the fair value of the Reeds’ shares or that the interest is incorrectly calculated; (b) Reeds fails to make payment of its estimate of fair value to a shareholder within 30 days after receipt of a demand for payment; or (c) the Merger not having been consummated, Reeds does not return the deposited certificates within 60 days after the date set for demanding payment. A shareholder waives the right to demand payment unless such shareholder notifies Reeds of such shareholder’s demand in writing within 30 days of Reeds’ payment of its estimate of fair value (with respect to clause (a) above) or Reeds’ failure to perform (with respect to clauses (b) and (c) in this paragraph). A shareholder who fails to notify Reeds of its demand within such 30-day period shall be deemed to have withdrawn its dissent and demand of payment.

If a demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of (a) the date of its payment demand or (b) the date payment is made, by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If the dissenting shareholder does not commence the proceeding within such 60-day period, the dissenting shareholder shall be deemed to have withdrawn the dissent and demand for payment.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, the dissenting shareholder will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against Reeds if the court finds that it did not substantially comply with the statutes; or (b) against Reeds or the dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Reeds, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

If any holder of Shares who exercises his or her dissenters’ rights under Article 13 of the NC Business Act fails to perfect, or effectively withdraws or loses his or her right to demand payment or to otherwise exercise his or her dissenter’s rights as provided in the NC Business Act, the Shares of such shareholder will be converted into the cash consideration offered in the Merger.

The foregoing discussion is not a complete statement of law pertaining to the dissenters’ rights of a Reeds’ shareholder under the NC Business Act and is qualified in its entirety by the full text of Article 13 of the NC Business Act, which is attached as Schedule D to this Offer to Purchase.

FAILURE TO FOLLOW THE STEPS REQUIRED BY ARTICLE 13 OF THE NC BUSINESS ACT FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

“GOING PRIVATE” RULES. Because Sparkle is an affiliate of Reeds, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Reeds and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger. Sparkle has provided such information in this Offer to Purchase. Sparkle does not presently intend to file a Form 15 to evidence the termination of Reeds duty to file reports pursuant to Section 15(d) of the Exchange Act until after the Merger is complete.

9. SOURCE AND AMOUNT OF FUNDS

Sparkle estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned directly or indirectly by Sparkle) pursuant to the Offer and Merger and to pay related fees and expenses connected with both will be approximately $2.1 million. Sparkle Acquisition Inc., a wholly-owned subsidiary of Sparkle (organized as a corporation pursuant to the NC Business Act) (“Sparkle Acquisition”), has entered into a loan agreement with RBC Centura Bank to provide the funds necessary to purchase the Shares in connection with the Offer and Merger upon the terms hereunder. The interest rate is a 30-day LIBOR Base Rate plus 3.75 percentage points (resulting in an initial interest rate of 4.904%) with payments of interest only for the first six months, followed by consecutive monthly principal and interest payments of $56,365.00 beginning July 2004, and a final principal and interest payment of $1,145,136.17 on June 17, 2006. The credit facility matures thirty months from the note date. The total outstanding debt of Sparkle is secured by the Shares owned by Alan Zimmer, Herbert Zimmer, Jeffrey Zimmer, and Arlene Schreiber prior to their contributions to Sparkle of such Shares, and a negative pledge of certain other publicly traded securities held by 111 Princess Street Associates Limited Partnership, a Georgia limited partnership (“Princess Street Associates”), affiliated with Messrs. Zimmer, Zimmer, and Zimmer, and Ms. Schreiber. In the event of a payment default or other default under the stock pledge agreements, or related loan documents, RBC Centura Bank may proceed against such Shares. Alan Zimmer, Herbert Zimmer, Jeffrey Zimmer, Arlene Schreiber, and Princess Street Associates have each also entered into an agreement with RBC Centura Bank guaranteeing the full payment of the credit facility. During the Offer, Sparkle Acquisition will loan funds to Sparkle to purchase the tendered and accepted Shares pursuant to a 90 day demand note. Sparkle intends to repay its note to Sparkle Acquisition, and thus the note to RBC Centura from the operating cash flow of Reeds, as an ultimate operating subsidiary of Sparkle, and for any interim payments, from the capital contributions of its members. The financing is subject to standard underwriting requirements of RBC Centura Bank, and standard terms and conditions found in loan agreements and related loan documentation for credit facilities of similar size and nature. Neither the Offer nor the Merger will be conditioned upon Sparkle or any of its members obtaining any financing in contemplation of such transaction.

10. CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, Sparkle shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if (i) at the expiration of the Offering Period, the Minimum Tender Condition has not been satisfied or (ii) if on or after December 2, 2003, and at or prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

a. there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign which, (i) challenges the acquisition by Sparkle of the Shares, seeks to restrain, delay or prohibit the consummation of the Offer or the transactions contemplated by the Offer or subsequent business combination or, seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer or other subsequent business combination, (ii) seeks to prohibit or impose material limitations on Sparkle’s acquisition, ownership or operation of all or any portion of its or Reeds’ business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the Shares (including, without limitation, the right to vote the Shares purchased by Sparkle, on an equal basis with all other Shares, on all matters presented to the shareholders of Reeds), (iii) might adversely affect Reeds or Sparkle, or any of their respective affiliates or subsidiaries (an “Adverse Effect”), or result in a diminution in the value of the Shares or the benefits expected to be derived by Sparkle as a result of the transactions contemplated by the Offer or subsequent business combination and the Merger (a “Diminution in Value”), or (iv) seeks to impose any condition to the Offer unacceptable to Sparkle; or

b. any statute, including without limitation any state anti-takeover statute, rule, regulation, order or injunction, shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable to the Offer or any subsequent business combination or the transactions contemplated by the Offer or subsequent business combination that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

c. any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or might have a material Adverse Effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of Reeds or any of its subsidiaries, or Sparkle shall have become aware of any fact that has or might have such an Adverse Effect or results or might result in a Diminution in Value; or

d. there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

e. Reeds or any subsidiary of Reeds shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any Shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on December 2, 2003) of any class (including, without limitation, the Shares) or securities convertible into or exchangeable for any such Shares of capital stock, or any rights, warrants or options to acquire any such Shares or convertible securities or any other securities of Reeds, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on December 2, 2003, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger (other than the Merger), consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of Reeds that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

f. Reeds or any of its subsidiaries shall have amended or proposed or authorized any amendment to its articles of incorporation or bylaws or similar organizational documents or Sparkle shall have learned that Reeds or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by Reeds and also set forth in filings with the SEC; or

g. a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including Reeds or its subsidiaries), or it shall have been publicly disclosed or Sparkle shall have learned that (i) any person (including Reeds or its subsidiaries), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to December 2, 2003; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% percent of the Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than 1% of the Shares, or shall have been granted any option or right to acquire more than 1% of the Shares; (iii) any new group was, or is, formed which beneficially owns more than 5% of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principal or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving Reeds or any of its affiliates or subsidiaries; or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Reeds or assets or securities of Reeds; or

h. Reeds and Sparkle shall have reached an agreement or understanding that the Offer be terminated or amended or Sparkle (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Reeds by merger or similar business combination (other than the Merger), or purchase of Shares or assets of Reeds; or

i. any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

j. Reeds or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise effected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or any subsequent business combination; which in the sole judgment in each case of Sparkle with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment; or

k. Sparkle and its subsidiaries shall not have acquired, as a result of the Offer, at least 90% of the Shares as of the date the Shares are accepted for payment pursuant to the Offer.

The foregoing conditions in paragraphs (a) through (k) are for the sole benefit of Sparkle and may be asserted by Sparkle regardless of the circumstances (including any action or inaction by Sparkle) giving rise to any such conditions, or may be waived by Sparkle as a whole or in part at any time and from time to time in its sole discretion. The determination as to whether any condition has occurred shall be in the sole judgment of Sparkle and will be final and binding on all parties. The failure by Sparkle at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the fact that Sparkle reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to pay for properly tendered Shares, Sparkle will either promptly pay for such Shares or promptly return such Shares.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

11. EFFECT OF REEDS’ DISTRIBUTIONS ON THE OFFER

If, on or after the date hereof, Reeds should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, Shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as December 2, 2003, then, subject to the provisions of The Tender Offer—Section 10 (“Certain Conditions of the Offer”), Sparkle, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

If, on or after the date hereof, Reeds should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Sparkle or its nominee or transferee on Reeds stock transfer records, then, subject to the provisions of The Tender Offer—Section 10 (“Certain Conditions of the Offer”) above, (1) the offer price and other terms of the Offer may, in the sole discretion of Sparkle, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of Sparkle and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Sparkle, accompanied by appropriate documentation of transfer, or (b) at the direction of Sparkle, be exercised for the benefit of Sparkle, in which case the proceeds of such exercise will promptly be remitted to Sparkle. Pending such remittance and subject to applicable law, Sparkle will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Sparkle in its sole discretion.

12. CERTAIN LEGAL MATTERS

GENERAL. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Reeds, Sparkle is not aware of any licenses or other regulatory permits which appear to be material to the business of Reeds and which might be adversely affected by the acquisition of Shares by Sparkle pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Sparkle pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Reeds or Sparkle’s business or that certain parts of Reeds or Sparkle’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Sparkle to elect to terminate the Offer without the purchase of the Shares thereunder. Sparkle’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See The Tender Offer—Section 10 (“Certain Conditions of the Offer”).

ANTITRUST COMPLIANCE. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

Sparkle currently owns directly or beneficially more than 50% of the outstanding voting securities of Reeds. See The Tender Offer – Section 8 (“Merger and Dissenters’ Rights; ‘Going Private’ Rules”). Under the HSR Act reporting regulations, this level of ownership means that Sparkle is in “control” of Reeds for the purposes of regulations. Based on the foregoing, Sparkle believes no HSR Act filing is required in connection with the Offer and the Merger.

FEDERAL RESERVE BOARD REGULATIONS. Regulations G, T, U and X (the “Margin Regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Sparkle is funding the acquisition of the Shares in the Offer and Merger from funds loaned to it by its subsidiary, Sparkle Acquisition. Sparkle Acquisition has borrowed the funds loaned to Sparkle from RBC Centura on those terms described in The Tender Offer – Section 9 (“Source and Amount of Funds”). The loan from RBC

Centura to Sparkle Acquisition is secured by Shares owned and pledged to RBC Centura by Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber. Such loan from RBC Centura is thought by Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber to have been made in compliance with the Margin Regulations, in particular with Regulation U, which provides that no lender shall extend any credit for purchasing any margin securities, secured directly or indirectly by margin stock, that exceeds the maximum loan value of the collateral securing the credit. According to Regulation U, a lender may continue to maintain any credit initially extended in compliance with Regulation U regardless of a reduction of the customer’s equity in the securities as a result of a change in market price or a change in the maximum loan value of the margin stock securing the loan. The maximum loan value of margin stock is 50% of its current market value. The proceeds of the loan from RBC Centura to Sparkle Acquisition, $2,400,000.00, have been disbursed to Sparkle.

STATE TAKEOVER LAWS. A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in those states, or whose business operations have substantial economic effects in those states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

Pursuant to the North Carolina Shareholder Protection Act of the NC Business Act, no business combination involving a corporation which has a class of securities registered under Section 12 of the Exchange Act and any entity that is the beneficial owner, directly or indirectly, of more than 20.0% of the corporation’s voting shares may be consummated unless the holders of 95.0% of the outstanding voting shares approve the business combination. This provision does not apply if the parties comply with certain requirements specified in the NC Business Act relating to the value of the consideration paid in the business combination, the composition of the corporation’s board of directors, the disclosure to shareholders regarding the business combination and other procedural matters. Reeds has opted out of, and is therefore not subject to, the North Carolina Shareholder Protection Act.

The North Carolina Control Share Acquisition Act of the NC Business Act applies to a corporation that is incorporated in North Carolina and that has substantial assets in North Carolina, its principal place of business or a principal office within North Carolina, a class of securities registered under Section 12 of the Exchange Act and more than 10.0% of its shareholders are residents of North Carolina or more than 10.0% of its shares held by North Carolina residents. The North Carolina Control Share Acquisition Act restricts the voting rights of a person who acquires “control shares” in a covered corporation. Control shares are shares that, when added to all other shares of the covered corporation beneficially owned by a person, would entitle that person to voting power equal to or greater than one-fifth, one-third or a majority of all voting power. Without shareholder approval by “disinterested shareholders,” the shares acquired by the acquiror have no voting rights. Reeds has opted out of, and is therefore not subject to, the North Carolina Control Share Acquisition Act.

Sparkle does not believe that any state takeover laws purport to apply to the Offer or the Merger. Sparkle has not currently complied with any state takeover statute or regulation. Sparkle reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Sparkle might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Sparkle might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Sparkle may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See The Tender Offer—Section 10 (“Certain Conditions of the Offer”).

13. FEES AND EXPENSES

Capitalink is acting as a financial advisor to Sparkle in connection with the Offer. Sparkle has paid Capitalink as compensation for its services as financial advisor in connection with the Offer a fee of up to $50,000. Sparkle has agreed to reimburse Capitalink for its reasonable out-of-pocket expenses incurred, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify Capitalink against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

Sparkle has retained The Altman Group, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and in person, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of its out-of-pocket expenses and Sparkle will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

Sparkle has retained Continental Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. Sparkle will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for its out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Sparkle for customary mailing and handling expenses incurred by them in forwarding material to their customers.

In addition, Reeds will incur its own fees and expenses in connection with the Offer. The following is an estimate of the fees and expenses to be incurred by Sparkle:

Filing Fees	$161.67
Financial Advisors’ Fees and Expenses	50,000.00
Legal Fees and Expenses	75,000.00
Accounting Fees and Expenses	0.00
Depositary Fee	3,500.00
Information Agent Fee	7,000.00
Printing and Mailing Costs	8,000.00
Miscellaneous	3,500.00

Total	$147,161.67

Sparkle has not made any provisions in connection with this Offer for Reeds’ shareholders to access its files or for Sparkle to provide counsel or legal advice to Reeds’ shareholders at Sparkle’s expense. For a discussion of dissenters’ rights see The Tender Offer—Section 8 (“Merger and Dissenters’ Rights; ‘Going Private’ Rules”).

14. MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Sparkle may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. Sparkle is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

Sparkle has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC’s Statement on Schedule 13E-3 relating to “going private” transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner and as otherwise set forth in The Tender Offer—Section 6 (“Certain Information Concerning Reeds”).

No person has been authorized to give any information or make any representation on behalf of Sparkle not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

SPARKLE, LLC

January 29, 2004

SCHEDULE A

INFORMATION CONCERNING THE MEMBERS AND DIRECTORS OF SPARKLE

Listed below are the members and directors of Sparkle as of the date of this Offer to Purchase. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each member of Sparkle. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 111 Princess Street, Wilmington, North Carolina 28401. The business telephone number for each person listed below is (910) 763-4669.

MEMBERS AND DIRECTORS

Name	Present Principal Occupation or Employment and Five-Year Employment History
Alan M. Zimmer, Member and Director	Director of Sparkle as described in Special Factors – Section 1 (“Background of Sparkle’s Investment in Reeds”); President & Chief Executive Officer of Reeds at 2525 South Seventeenth Street, Wilmington, NC 28401, since 1985; Director of Reeds since 1981. Member of Zimmer Development Company LLC (real estate development), 111 Princess Street, Wilmington, NC 28401 since 1992.

Jeffrey L. Zimmer, Member and Director	Director of Sparkle as described in Special Factors – Section 1 (“Background of Sparkle’s Investment in Reeds”); Director of Reeds since 1986. Member of Zimmer Development Company LLC (real estate development), 111 Princess Street, Wilmington, NC 28401 since 1992; Partner from 1980 through 2000 in the law firm of Zimmer and Zimmer LLP, 111 Princess Street, Wilmington, NC 28401, which firm or its predecessor, Herbert J. Zimmer, Attorney at Law, has served as general counsel to Reeds and its predecessor since 1970.

Herbert J. Zimmer, Member and Director	Director of Sparkle as described in Special Factors – Section 1 (“Background of Sparkle’s Investment in Reeds”); Director of Reeds since 1986. Member of Zimmer Development Company LLC (real estate development), 111 Princess Street, Wilmington, NC 28401, since 1992; Partner in the law firm of Zimmer and Zimmer LLP, 111 Princess Street, Wilmington, NC 28401, since 1970 which firm or its predecessor, Herbert J. Zimmer, Attorney at Law, has served as general counsel to Reeds and its predecessor since 1970.

Arlene Z. Schreiber, Member and Director	Director of Sparkle as described in Special Factors – Section 1 (“Background of Sparkle’s Investment in Reeds”); Director of Reeds since 1986. Member of Zimmer Development Company LLC (real estate development), 111 Princess Street, Wilmington, NC 28401 since 1992.

Dr. Andrew Michael Schreiber, Member	Resident Physician at Carolinas Medical Center (hospital), 1000 Blythe Boulevard, Charlotte, NC 28203, since 2003. Prior to that, a student at East Carolina University School of Medicine.

Bradley Trent Zimmer, Member	Attorney with The Convex Group (venture capital and consulting), One Capital City Plaza, 3350 Peachtree Road, Suite 1500, Atlanta, GA, since 2003. Prior to that, a student at Duke University School of Law.

Rose W. Zimmer, Custodian of certain membership interests	Housewife, civic volunteer. Ms. Zimmer as custodian controls those membership interests in Sparkle owned by Brittney Hanna Zimmer UTMA, Genna Ansley Zimmer UTMA, and Lindsey Anne Zimmer UTMA.

Landon Garrett Zimmer, Member	Undergraduate student at Duke University, Durham, NC

Mark Harrison Schreiber, Member	Store Manager with Reeds Jewelers of NC, Inc., a wholly-owned operating subsidiary of Reeds organized as a North Carolina corporation, 2525 South Seventeenth Street, Wilmington, NC 28401, since 2001. Prior to that, a student at the University of Alabama in Tuscaloosa, Alabama.

Estate of William R. Zimmer, Member	The Estate of William R. Zimmer, the founder of Reeds. Voting and dispositive control of its membership interests in Sparkle are held by Herbert J. Zimmer described above.

Brittney Hanna Zimmer UTMA, Member	Minor. Voting and dispositive control of her membership interests in Sparkle are held by Rose W. Zimmer described above.

Genna Ansley Zimmer UTMA, Member	Minor. Voting and dispositive control of her membership interests in Sparkle are held by Rose W. Zimmer described above.

Lindsey Anne Zimmer UTMA, Member	Minor. Voting and dispositive control of her membership interests in Sparkle are held by Rose W. Zimmer described above.

Emily Claire Zimmer UTMA, Member	Minor. Voting and dispositive control of her membership interests in Sparkle are held by Jeffrey L. Zimmer described above.

Rebecca Ashley Zimmer UTMA, Member	Minor. Voting and dispositive control of her membership interests in Sparkle are held by Jeffrey L. Zimmer described above.

Lowell Andrew Zimmer UTMA, Member	Minor. Voting and dispositive control of her membership interests in Sparkle are held by Jeffrey L. Zimmer described above.

The Alan M. Zimmer Family Foundation, Member	Charitable foundation organized as a North Carolina corporation by Alan M. Zimmer in 1997. Voting and dispositive control of its membership interests in Sparkle are held by Alan M. Zimmer described above.

Zimco, Member	A North Carolina general partnership founded in 1991 for purposes of real estate development. Owned equally by Alan Zimmer, Herbert Zimmer, Jeffrey Zimmer, and Arlene Schreiber. Voting and dispositive control of its membership interests in Sparkle are held equally by Alan Zimmer, Herbert Zimmer, Jeffrey Zimmer, and Arlene Schreiber each described above.

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND THE MEMBERS OF SPARKLE

The following table sets forth (i) the current beneficial ownership of Shares and (ii) the purchases of Shares and any other transaction in the Shares, by Sparkle and each of its members during the past 60 days. During the last two years from the date of this Offer to Purchase, none of the members of Sparkle have purchased any Shares; however, some members of Sparkle have obtained Shares through gifts of such Shares from other members of Sparkle. The beneficial ownership of Sparkle and each member thereof is listed as of January 28, 2004. Information with respect to beneficial ownership of Shares is based upon information furnished by each member or contained in filings made with the Securities and Exchange Commission. Unless otherwise indicated, the shareholders named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

Filing Persons and Others	Securities Ownership			Securities Transactions For Past 60 Days
	Number		Percent
Sparkle 111 Princess Street Wilmington, North Carolina 28401	7,414,234		87.5%	Sparkle acquired its current ownership of Shares by contributions on January 28, 2003 of such Shares by its members to Sparkle in exchange for proportional ownership interests in Sparkle.

All Sparkle members as a group	7,433,234	(1)(2)	87.5%	The members of Sparkle contributed their ownership of Shares to Sparkle other than 19,000 vested but unexercised options held by Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber as further described below. (As a result of the Offer and Merger, the member’s aggregate indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 87.5% or $19,928,125.00 to 100% or $22,775,000.00, and their aggregate indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 87.5% or ($4,704,000.00) to 100% or ($5,376,000.00)).

Alan M. Zimmer	7,418,234	(1)(3)	87.5%	Contributed his ownership of 1,610,196 Shares (19.0% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (21.7%) in Sparkle. (As a result of the Offer and Merger, Mr. Zimmer’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 19.0% or $3,785,603.93 to 21.7% or $4,946,190.52, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 19.0% or ($893,585.37) to 21.7% or ($1,167,539.86)).

Herbert J. Zimmer	7,419,234	(1)(4)	87.5%	Contributed his ownership of 1,456,966 Shares (17.2% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (19.7%) in Sparkle. (As a result of the Offer and Merger, Mr. Zimmer’s indirect interest in Reeds’ net book value (as of November 30,2003) will increase from 17.2% or $3,425.357.03 to 19.7% or $4,475,499.51, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 17.2% or ($808,549.70) to 19.7% or ($1,056,434.05)).

Jeffrey L. Zimmer	7,419,234	(1)(5)	87.5%	Contributed his ownership of 1,447,544 Shares (17.1% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (19.5%) in Sparkle. (As a result of the Offer and Merger, Mr. Zimmer’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 17.1% or $3,403,205.73 to 19.5% or $4,446,557.07, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 17.1% or ($803,320.92) to 19.5% or ($1,049,602.23)).

Arlene Z. Schreiber	7,419,234	(1)(6)	87.5%	Contributed her ownership of 1,380,980 Shares (16.3% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (18.6%) in Sparkle. (As a result of the Offer and Merger, Ms. Schreiber’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 16.3% or $3,246,712.40 to 18.6% or $4,242,086.17, and her indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 16.3% or ($766,380.94) to 18.6% or ($1,001,337.22)).

Dr. Andrew Michael Schreiber	7,414,234	(1)	87.5%	Contributed his ownership of 171,806 Shares (2.0% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (2.4%) in Sparkle. (As a result of the Offer and Merger, Dr. Schreiber’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 2.0% or $403,919.44 to 2.3% or $527,752.65, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 2.0% or ($95,344.50) to 2.4% or ($124,575.12)).

Bradley Trent Zimmer	7,414,234	(1)	87.5%	Contributed his ownership of 176,646 Shares (2.1% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (2.4%) in Sparkle. (As a result of the Offer and Merger, Mr. Zimmer’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 2.1% or $415,298.38 to 2.4% or $542,620.13, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 2.1% or ($98,030.40) to 2.4% or ($128,084.56)).

Landon Garrett Zimmer	7,414,234	(1)	87.5%	Contributed his ownership of 176,646 Shares (2.1% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (2.4%) in Sparkle. (As a result of the Offer and Merger, Mr. Zimmer’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 2.1% or $415,298.38 to 2.4% or $542,620.13, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 2.1% or ($98,030.48) to 2.4% or ($128,084.56)).

Mark Harrison Schreiber	7,414,234	(1)	87.5%	Contributed his ownership of 171,806 Shares (2.0% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (2.3%) in Sparkle. (As a result of the Offer and Merger, Mr. Schreiber’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 2.0% or $403,919.44 to 2.3% or $527,752.65, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 2.0% or ($95,344.50) to 2.3% or ($124,575.12)).

Estate of William R. Zimmer	0	(7)	0.0%	Contributed its ownership of 23,352 Shares (0.3% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (0.3%) in Sparkle. (As a result of the Offer and Merger, the Estate’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 0.3% or $54,901.03 to slightly more than 0.3% or $71,732.54, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 0.3% or ($12,959.30) to slightly more than 0.3% or ($16,932.34)).

Brittney Hanna Zimmer UTMA	0	(8)	0.0%	Contributed its ownership of 150,026 Shares (1.8% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (2.0%) in Sparkle. (As a result of the Offer and Merger, Ms. Zimmer’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 1.8% or $352,714.21 to 2.0% or $460,848.98, and her indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 1.8% or ($83,257.59) to 2.0% or ($108,782.62)).

Genna Ansley Zimmer UTMA	0	(9)	0.0%	Contributed its ownership of 123,228 Shares (1.5% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (1.7%) in Sparkle. (As a result of the Offer and Merger, Ms. Zimmer’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 1.5% or $289,711.56 to 1.7% or $378,531.04, and her indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 1.5% or ($68,385.92) to 1.7% or ($89,351.61)).

Lindsey Anne Zimmer UTMA	0	(10)	0.0%	Contributed its ownership of 98,874 Shares (1.2% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (1.3%) in Sparkle. (As a result of the Offer and Merger, Ms. Zimmer’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 1.2% or $232,484.81 to 1.3% or $303,720.57, and her indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 1.2% or ($54,870.56) to 1.3% or ($71,692.72)).

Emily Claire Zimmer UTMA	0	(11)	0.0%	Contributed its ownership of 110,352 Shares (1.3% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (1.5%) in Sparkle. (As a result of the Offer and Merger, Ms. Zimmer’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 1.3% or $259,439.82 to 1.5% or $338,978.62, and her indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 1.3% or ($61,240.33) to 100% or ($80,015.33)).

Rebecca Ashley Zimmer UTMA	0	(12)	0.0%	Contributed its ownership of 102,418 Shares (1.2% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (1.4%) in Sparkle. (As a result of the Offer and Merger, Ms. Zimmer’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 1.2% or $240,786.83 to 1.4% or $314,607.00, and her indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 1.2% or ($56,837.32) to 1.4% or ($74,262.45)).

Lowell Andrew Zimmer UTMA	0	(13)	0.0%	Contributed its ownership of 99,540 Shares (1.2% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (1.3%) in Sparkle. (As a result of the Offer and Merger, Mr. Zimmer’s indirect interest in Reeds’ net book value (as of November 30,2003) will increase from 1.2% or $234,020.59 to 1.3% or $305,766.38, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 1.2% or ($55,240.16) to 1.3% or ($72,175.63)).

The Alan M. Zimmer Family Foundation	0	(14)	0.0%	Contributed its ownership of 20,000 Shares (0.2% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (0.3%) in Sparkle. (As a result of the Offer and Merger, the Foundation’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 0.2% or $47,020.41 to 0.3% or $61,435.88, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 0.2% or ($11,099.09) to 0.3% or ($14,501.84)).

Zimco	0	(15)	0.0%	Contributed its ownership of 93,854 Shares (1.1% of the outstanding Shares) to Sparkle in exchange for a proportional ownership interest (1.3%) in Sparkle. (As a result of the Offer and Merger, Mr. Zimmer’s indirect interest in Reeds’ net book value (as of November 30, 2003) will increase from 1.1% or $220,652.69 to 1.3% or $288,300.16, and his indirect interest in Reeds’ net loss (as of November 30, 2003) will increase from 1.1% or ($52,084.69) to 1.3% or ($68,052.76)).

FOOTNOTES

(1)	Includes 7,414,234 Shares owned of record by Sparkle, the beneficial ownership of which is also attributed to each other member of the following group: Sparkle, Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, Arlene Z. Schreiber, RoseW. Zimmer, Bradley Trent Zimmer, Landon Garrett Zimmer, Andrew Michael Schreiber, and Mark Harrison Schreiber. Voting and investment power of such Shares is shared among members of such group.
(2)	Includes 19,000 Shares covered by options held in the aggregate by Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer and Arlene Z. Schreiber, as described in footnotes (3) through (6).
(3)	Includes Alan M. Zimmer’s beneficial ownership of Shares underlying 4,000 vested but unexercised options.
(4)	Includes Herbert J. Zimmer’s beneficial ownership of Shares underlying 5,000 vested but unexercised options.
(5)	Includes Jeffrey L. Zimmer’s beneficial ownership of Shares underlying 5,000 vested but unexercised options.
(6)	Includes Arlene Z. Schreiber’s beneficial ownership of Shares underlying 5,000 vested but unexercised options.
(7)	Beneficial ownership of the shares formerly held of record by the Estate of William R. Zimmer was vested in Herbert J. Zimmer (as executor), a member of the group described in footnote (1).
(8)	Beneficial ownership of the Shares formerly held of record by Brittney Hanna Zimmer UTMA was vested in Rose W. Zimmer (as custodian), a member of the group described in footnote (1)
(9)	Beneficial ownership of the Shares formerly held of record by Genna Ansley Zimmer UTMA was vested in Jeffrey L. Zimmer (as custodian), a member of the group described in footnote (1)
(10)	Beneficial ownership of the Shares formerly held of record by Lindsey Anne Zimmer UTMA was vested in Rose W. Zimmer (as custodian), a member of the group described in footnote (1)
(11)	Beneficial ownership of the Shares formerly held of record by Emily Claire Zimmer UTMA was vested in Jeffery L. Zimmer (as custodian), a member of the group described in footnote (1)
(12)	Beneficial ownership of the Shares formerly held of record by Rebecca Ashley Zimmer UTMA was vested in Jeffrey L. Zimmer (as custodian), a member of the group described in footnote (1)
(13)	Beneficial ownership of the Shares formerly held of record by Lowell Andrew Zimmer UTMA was vested in Rose W. Zimmer (as custodian), a member of the group described in footnote (1)
(14)	Beneficial ownership of the Shares formerly held of record by The Alan M. Zimmer Family Foundation was vested in Alan M. Zimmer (as sole shareholder and president), a member of the group described in footnote (1).
(15)	Beneficial ownership of the Shares formerly held of record by Zimco was vested in Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber (as equal partners), members of the group described in footnote (1).

SCHEDULE C

RELATIONSHIPS AND RELATED TRANSACTIONS

Reeds leases its corporate headquarters at 2525 South Seventeenth Street and 2515 South Seventeenth Street, Wilmington, North Carolina, consisting of 20,731 square feet of office space in two buildings and 155 parking spaces, from Zimco, a North Carolina general partnership owned equally by Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber, and Zimmer Brothers, a North Carolina general partnership owned equally by Alan M. Zimmer, Herbert J. Zimmer, and Jeffrey L. Zimmer. Monthly rental payments under the leases were $26,556, and increased to $27,073 on January 1, 2003. Reeds also pays the related insurance property taxes, maintenance fees, and utilities for this location. The leases for this facility expire December 31, 2006. Based on rentals charged for comparable properties in Wilmington, North Carolina, Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber believe the terms of the lease are no less favorable than those that could be obtained by Reeds from unaffiliated parties.

Alan M. Zimmer is the President and Chief Executive Officer of Reeds and a member of its board of directors, and has received compensation and reimbursements from Reeds from his service as an officer (but not as a director). His compensation for his service in such roles is described in Reeds’ Proxy Statement for its 2003 Annual Meeting filed with the SEC on May 29, 2003. Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber are members of the board of directors of Reeds, and have received fees and remuneration for their services as members of Reeds board of directors as described in Reeds’ Proxy Statement for its 2003 Annual Meeting filed with the SEC on May 29, 2003.

Herbert J. Zimmer is an active partner and Jeffrey L. Zimmer is a retired partner in the law firm of Zimmer and Zimmer LLP (“Zimmer and Zimmer”), which serves as general counsel to Reeds. During the fiscal year ended February 28, 2003, Zimmer and Zimmer received from Reeds’ legal fees and reimbursement for its costs advanced on behalf of Reeds in the amount of $166,000. Zimmer and Zimmer has advised the board of directors that legal fees paid to Zimmer and Zimmer are based on the firm’s customary fees charged for similar services.

Between June 30, 1989, and February 6, 1990, Reeds borrowed a total of $1,370,000 from Alan M. Zimmer, Arlene Z. Schreiber, and Ronna T. Zimmer (the wife of Herbert J. Zimmer), of which $470,000 was repaid as of May 28 1991, $21,000 was repaid in June 1996, and $34,000 was repaid in July 1998. The amounts borrowed accrue interest at the prime rate as quoted monthly in the Wall Street Journal. The amounts remaining outstanding under the notes are $560,000 to Alan M. Zimmer, $185,000 to Arlene Z. Schreiber, and $100,000 to Ronna T. Zimmer. Such amounts are evidenced by three subordinated notes (one of each to Alan M. Zimmer. Arlene Z. Schreiber, and Ronna T. Zimmer) and are due and payable upon full payment of all of Reeds’ senior obligations or with the approval of Reeds’ senior lenders.

On February 28, 2002, Reeds borrowed $1,734,000 from Alan M. Zimmer, Herbert J. Zimmer and Jeffrey L. Zimmer. The loan is secured by real estate owned by Reeds and is subordinate to Reeds’ revolving credit facility with Bank of America, N.A. The terms of its revolving credit facility required the subordinated note be obtained to supplement the payoff by Reeds of its then existing line of credit with BB&T. Interest on the subordinated note is payable monthly at the prime rate plus 6.0%. The note matures on February 28, 2005, but principal payments may be made after Reeds’ annual audit is completed for the fiscal years ended February 28, 2003 or February 29, 2004, if Reeds is in compliance with the covenants in its senior revolving credit agreement.

Reeds has entered into a lease agreement with Mayfaire Town Center in Wilmington North Carolina for 5,000 square feet of retail space in which Reeds plans to open a store in the spring of 2004. Mayfaire Town Center is a new town center in which Herbert J. Zimmer, Alan M. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber have an ownership interest and joint management responsibilities. The Reeds’ store is expected to open on or after April 15, 2004 and the lease will expire on December 31, 2014. The lease specifies annual rents of approximately $129,250 plus overage rents for sales above $2,000,000 annually. Reeds also has an option to extend the lease for five years through December 31, 2019 for annual rents of approximately $135,050 plus overage rents for sales above $2,116,000.

C-1

SCHEDULE D

DISSENTERS’ RIGHTS

GENERAL STATUTES OF NORTH CAROLINA

CHAPTER 55

NORTH CAROLINA BUSINESS CORPORATION ACT

ARTICLE 13

DISSENTERS’ RIGHTS

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

N.C. Gen. Stat. ss.55-13-01 (2002)

ss.55-13-01. Definitions.

In this Article:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

N.C. Gen. Stat. ss.55-13-02 (2002)

ss.55-13-02. Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a Merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a. Cash;

b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

N.C. Gen. Stat. ss.55-13-03 (2002)

ss.55-13-03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder.

N.C. Gen. Stat. ss.55-13-04 (2002) through N.C. Gen. Stat. ss. 55-13-19 (2002)

ss.55-13-04 through 55-13-19

Reserved for future codification purposes.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

N.C. Gen. Stat. ss.55-13-20 (2002)

ss.55-13-20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no longer than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action.

N.C. Gen. Stat. ss.55-13-21 (2002)

ss.55-13-21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

N.C. Gen. Stat. ss.55-13-22 (2002)

ss.55-13-22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5) Be accompanied by a copy of this Article.

N.C. Gen. Stat. ss.55-13-23 (2002)

ss.55-13-23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article.

N.C. Gen. Stat. ss.55-13-24 (2002)

ss.55-13-24. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

N.C. Gen. Stat. ss.55-13-25 (2002)

ss.55-13-25. Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1) The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2) An explanation of how the corporation estimated the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenters’ right to demand payment under G.S. 55-13-28; and

(5) A copy of this Article.

N.C. Gen. Stat. ss.55-13-26 (2002)

ss.55-13-26. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure.

N.C. Gen. Stat. ss.55-13-27 (2002)

ss.55-13-27

Reserved for future codification purposes.

N.C. Gen. Stat. ss.55-13-28 (2002)

ss.55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under G.S. 55-13-25; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

N.C. Gen. Stat. ss.55-13-29 (2002)

ss.55-13-29

Reserved for future codification purposes.

PART 3. JUDICIAL APPRAISAL OF SHARES

N.C. Gen. Stat. ss.55-13-30 (2002)

ss.55-13-30 Court Costs and Counsel Fees.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(a) Repealed by Session Laws 1997-202, s.4, effective October 1, 1997.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

N.C. Gen. Stat. ss.55-13-31 (2002)

ss.55-13-31. Court Action, Court Costs and Counsel Fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

The Depositary for the Offer is:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By Mail:	By Hand:	By Overnight, Certified or Express Mail Delivery:

17 Battery Place, 8th Floor New York, NY 10004 Attn: Reorganization Department	17 Battery Place, 8th Floor New York, NY 10004 Attn: Reorganization Department	17 Battery Place, 8th Floor New York, NY 10004 Attn: Reorganization Department

By Facsimile (for eligible institutions only):	Confirm Facsimile by Telephone:

(212) 616-7610	212-509-4000 ext. 536

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Sparkle’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

THE ALTMAN GROUP, INC.

1275 VALLEY BROOK AVENUE

LYNDHURST, NEW JERSEY 07071

BANKS AND BROKERS CALL:

(201) 460-1200

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Facsimile: (201) 460-0050